As filed with the Securities and Exchange Commission on June 6, 2013

Registration No. 333-188686

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1 to

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SAUL CENTERS, INC.

(Exact name of registrant as specified in its charter)

Maryland	52-1833074
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

7501 Wisconsin Avenue

Bethesda, Maryland 20814

Telephone: (301) 986-6200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Scott V. Schneider

Saul Centers, Inc.

7501 Wisconsin Avenue

Bethesda, Maryland 20814

Telephone: (301) 986-6200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jeffrey B. Grill, Esq.

Eric M. Green, Esq.

Pillsbury Winthrop Shaw Pittman LLP

2300 N Street, N.W.

Washington, D.C. 20037

(202) 663-8000

Approximate date of commencement of proposed sale of the securities to the public: From time to time following the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check One):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit (1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (3)
Common Stock, $0.01 par value per share(2)	4,929,447	$45.11	$222,367,355	$30,331(4)

(1)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 and based upon the average of the high and low prices reported on the New York Stock Exchange on May 14, 2013.
(2)	Such shares are being registered for resale from time to time by various selling stockholders or their pledgees.
(3)	The selling stockholders will pay this registration fee. The registration fee does not include an additional 10,583,819 shares of common stock previously registered by the Registrant under its registration statements on Form S-3 (File Nos. 333-88127, 333-41436, 333-60064, 333-123982, 333-151515 and 333-166751) which are included in a combined prospectus herein pursuant to Rule 429 under the Securities Act of 1933. Registration fees were previously paid by the Registrant and the selling stockholders in connection with such registration statements.
(4)	Previously paid

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Pursuant to Rule 429 under the Securities Act of 1933, this registration statement contains a combined prospectus that also relates to the registration statements on Form S-3, Commission File Nos. 333-88127, 333-41436, 333-60064, 333-123982, 333-151515 and 333-166751 previously filed by the Registrant with the Securities and Exchange Commission.

EXPLANATORY NOTE

This Amendment No. 1 to the Registration Statement on Form S-3 (File No. 333-188686) (the “Registration Statement”) of Saul Centers, Inc. (the “Registrant”) is being filed (i) to provide in footnote (2) to the table appearing in the section entitled “Selling Stockholders” the names of the natural persons having sole or shared voting and/or investment power over securities held by the selling stockholders, and (ii) to explicitly incorporate by reference any filings made with the SEC by the Registrant under Sections
13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement and prior to its effectiveness.

The information in this prospectus is not complete and may be changed. This prospectus is included in the registration statement filed by Saul Centers, Inc. with the Securities and Exchange Commission. The selling stockholders cannot sell their shares until that registration statement becomes effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 6, 2013

PROSPECTUS

10,583,819 Previously Registered Shares of Common Stock

4,929,447 Shares of Common Stock

$0.01 Par Value Per Share

This prospectus relates to 10,583,819 previously registered shares of our common stock and an additional 4,929,447 shares of our common stock, or the Shares, that may be offered for sale or otherwise transferred from time to time by the selling stockholders named in this prospectus or their pledgees. We will not receive any proceeds from the sale of the Shares by the selling stockholders or their pledgees.

Our common stock is traded on the New York Stock Exchange under the symbol “BFS.” On June 5, 2013 the last reported sale price of our common stock on the New York Stock Exchange was $45.05 per share.

Investing in our common stock involves certain risks. See “Risk Factors” beginning on page 14 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, which is incorporated herein by reference, for risks relating to an investment in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus                     , 2013.

Prospectus

You should rely only on the information in our prospectus, any prospectus supplement and the documents that are incorporated by reference. We have not authorized anyone else to provide you with different information. We are not offering these securities in any state where the offer is prohibited by law. You should not assume that the information in this prospectus, any prospectus supplement or any incorporated document is accurate as of any date other than the date of the document.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, which we refer to as the “SEC.” The selling stockholders or their pledgees may sell the Shares described in this prospectus from time to time in one or more offerings. This prospectus provides you with a general description of the Shares. This prospectus does not contain all the information included in the registration statement. For further information, we refer you to the registration statement, including its exhibits. Statements contained in this prospectus about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC’s rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of these matters.

References to “we,” “us” or “our” refer to Saul Centers, Inc. and Saul Holdings Limited Partnership, which we refer to as the “Partnership,” and their respective directly or indirectly owned subsidiaries, unless the context otherwise requires. References to “Saul Centers” and the “Company” refer solely to Saul Centers, Inc. We conduct our business and operations through the Partnership and/or directly or indirectly owned subsidiaries. The term “you” refers to a prospective investor. Saul Centers is the sole general partner of the Partnership and, as of March 31, 2013, owned approximately 74.5% of the units of partnership interest in the Partnership. In addition, B. Francis Saul II, our Chairman and Chief Executive Officer, family members of Mr. Saul, entities controlled by Mr. Saul and other affiliates of Mr. Saul, whom we collectively refer to as “The Saul Organization,” hold all of the limited partnership interests in the Partnership, which are represented by units. In general, units are convertible into shares of the common stock of Saul Centers on a one-for-one basis.

FORWARD-LOOKING INFORMATION

Before investing in our securities, you should be aware that there are various risks. Investors should carefully consider, among other factors, the factors discussed in this prospectus and the information incorporated by reference herein. This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, which refer to as the “Securities Act,” Section 21E of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act,” and the Private Securities Litigation Reform Act of 1995. Also, documents that we incorporate by reference into this prospectus, including documents that we subsequently file with the SEC, will contain forward-looking statements. When we refer to forward-looking statements or information, sometimes we use words such as “may,” “will,” “could,” “should,” “plans,” “intends,” “expects,” “believes,” “estimates,” “anticipates” and “continues.” The risk factors incorporated by reference in this prospectus describe risks that may affect these statements but are not all-inclusive, particularly with respect to possible future events. Many things can happen that can cause actual results to be materially different from those we describe. Given these uncertainties, readers are cautioned not to place undue reliance on these forward-looking statements. We also undertake no obligation to update any of the forward-looking statements, or to publicly release the results if we revise any of them.

THE COMPANY

Our primary business is the ownership, operation, management, leasing, acquisition, development and financing of community and neighborhood shopping centers and office properties, primarily in the Washington, D.C./Baltimore metropolitan area. As of March 31, 2013, we operated and managed a real estate portfolio of 50 shopping center properties, seven mixed-use properties which are comprised of office, retail and multi-family residential uses, and two (non-operating) development properties. For further information about the operation of these properties and Saul Centers, see our most recent Annual Report on Form 10-K and Quarterly Reports on Forms 10-Q, incorporated herein by reference. We elected to be taxed as a Real Estate Investment Trust, or REIT, for federal income tax purposes commencing with our taxable period ended December 31, 1993, and we intend to continue operating so as to qualify as a REIT.

Our principal executive offices are located at 7501 Wisconsin Avenue, Suite 1500, Bethesda, Maryland 20814-6522 and our telephone number is (301) 986-6200. Our website address is www.saulcenters.com. The information contained in our website is not a part of this prospectus.

RISK FACTORS

You should consider carefully the risk factors incorporated in this prospectus by reference to our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and the other information contained in this prospectus before deciding to invest in our securities.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders listed below. We paid all expenses related to the registration of 6,503,238 of the 10,583,819 shares that were previously registered under our registration statement on Form S-3 (File No. 333-88127) and are now included in this prospectus. The selling stockholders paid all expenses related to the registration of 4,080,581 of the 10,583,819 shares that were previously registered under our registration statements on Form S-3 (File Nos. 333-41436, 333-60064, 333-123982, 333-151515 and 333-166751) and will pay all expenses related to the registration of the additional 4,929,447 shares that are also included in this prospectus.

SELLING STOCKHOLDERS

Each of the selling stockholders is a member of The Saul Organization and is therefore an affiliate of B. Francis Saul II, our Chairman and Chief Executive Officer. The Shares covered by this prospectus were acquired by the selling stockholders (i) in open-market purchases on the New York Stock Exchange, (ii) through reinvestment of dividends through our dividend reinvestment plan or (iii) in transactions relating to our initial public offering. The selling stockholders have pledged a substantial amount of their shares of our common stock and their units issued by the Partnership (which are convertible into shares of our common stock) to secure financing obtained by the selling stockholders. As a result, pledgees of the selling stockholders may use this registration statement to sell shares pledged to them as collateral in the event the selling stockholders were to default and the pledgees were to sell their collateral. The selling stockholders also may plan to pledge the remaining shares of our common stock and units held by them to secure additional financing.

The following table sets forth information as of May 7, 2013 with respect to direct ownership of common stock by the selling stockholders and has been provided to us by the selling stockholders.

Name	Shares Beneficially Owned Before Offering(1)	Percentage Beneficial Ownership Before Offering(1)	Number of Shares Offered by Selling Stockholder(1)	Percentage Beneficial Ownership After Offering(1)
B.F. Saul Real Estate Investment Trust (2)	9,549,665	35.3%	9,549,665	—

Dearborn, L.L.C. (2)	2,276,682	8.4%	2,276,682	—

Westminster Investing Corporation (2)	643,779	2.4%	643,779	—

B.F. Saul Property Company (2)	564,618	2.1%	564,618	—

B.F. Saul Company (2)	258,852	1.0%	258,852	—

Van Ness Square Corporation (2)	609,173	2.2%	609,173	—

Avenel Executive Park Phase II, L.L.C. (2)	13,350	*	13,350	—

SHLP Unit Acquisition Corp. (2)	1,597,147	5.9%	1,597,147

(1)	The ownership in Saul Centers reported above includes units of limited partnership interest of the Partnership held by the selling stockholders. In general, units are convertible into shares of our common stock on a one-for-one basis. However, units held by the selling stockholders are not convertible into our common stock at any time such conversion would cause The Saul Organization’s ownership to exceed 39.9% in value of our issued and outstanding equity securities, which we refer to as the ownership limit. As of May 7, 2013, The Saul Organization (which includes the selling stockholders) was below the ownership limit. The units of limited partnership interest of the selling stockholders held as of May 7, 2013 are as follows:

B.F. Saul Real Estate Investment Trust	2,555,866

Dearborn, L.L.C.	1,810,922

Westminster Investing Corporation	240,053

B.F. Saul Property Company	224,496

B.F. Saul Company	—

Van Ness Square Corporation	574,111

Avenel Executive Park Phase II, L.L.C.	10,967

SHLP Unit Acquisition Corp.	1,497,814

(2)	B. Francis Saul II , our Chairman and Chief Executive Officer, has or may be deemed to have sole or shared voting and/or investment power over securities held by the selling stockholders.
*	Less than one percent

CERTAIN PROVISIONS OF MARYLAND LAW AND

OUR ARTICLES OF INCORPORATION AND BYLAWS

The following summary of certain provisions of the Maryland General Corporation Law and our articles of incorporation and bylaws is not complete. You should read the Maryland General Corporation Law and our articles of incorporation and bylaws for more complete information. The business combination provisions and the control share acquisition provisions of Maryland law, both of which are discussed below, could have the effect of delaying or preventing a change in our control. Also, the removal of directors provisions and the advance notice provisions of the bylaws could have the effect of delaying or preventing a transaction or a change in our control. These provisions could have the effect of discouraging offers to acquire us and of increasing the difficulty of consummating any such offer, even if the offer contains a premium price for holders of our equity stock or otherwise benefits stockholders.

Restrictions on Ownership and Transfer. Restrictions on ownership and transfer of shares are important to ensure that we meet certain conditions under the Internal Revenue Code of 1986, as amended, which we refer to as the Code, to qualify as a real estate investment trust, or a REIT. For example, the Code contains the following requirements.

•

No more than 50% in value of a REIT’s stock may be owned, actually or constructively (based on attribution rules in the Code), by five or fewer individuals during the last half of a taxable year or a proportionate part of a shorter taxable year. Under the Code, individuals include certain tax-exempt entities, except that qualified domestic pension funds are not generally treated as individuals.

•

If a REIT, or an owner of 10% or more of a REIT, is treated as owning 10% or more of a tenant of the REIT’s property, the rent received by the REIT from the tenant will not be “qualifying income” for purposes of the REIT gross income tests of the Code.

•	A REIT’s stock or beneficial interests must be owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year.

In order to maintain our qualification as a REIT, our articles of incorporation, subject to certain exceptions described below, provides that no person may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 2.5% in value of our issued and outstanding equity securities with the exception of members of The Saul Organization, who are restricted to 39.9% in value of our issued and outstanding equity securities. In this prospectus, the term “ownership limitation” is used to describe this provision of our articles of incorporation.

Any transfer of shares will be null and void, and the intended transferee will acquire no rights in such shares if the transfer:

•	results in any person owning, directly or indirectly, shares in excess of the ownership limitation;

•	results in the shares being owned by fewer than 100 persons (determined without reference to any rules of attribution);

•	results in our being “closely held” (within the meaning of Section 856(h) of the Code); or

•	otherwise results in our failure to qualify as a REIT.

If a stockholder owns more than 1.9% of the value of our outstanding equity stock, then the stockholder must notify us of its share ownership by January 31 of each year.

The ownership limitation generally does not apply to the acquisition of stock by an underwriter that participates in a public offering of such stock. In addition, the Board of Directors may waive these restrictions on a case-by-case basis. The Board of Directors has authorized us to grant waivers to look-through entities, such as mutual funds, in which shares of equity stock owned by the entity are treated as owned proportionally by individuals who are the beneficial owners of the entity. Even though these entities may own stock in excess of the 2.5% ownership limit, no individual beneficially or constructively would own more than 2.5%. The Board of Directors has agreed to waive the ownership limit with respect to certain mutual funds and similar investors. In addition, the Board of Directors has agreed to waive the ownership limit with respect to certain bank pledgees of shares of our common stock and units issued by the Operating Partnership and held by members of The Saul Organization.

The ownership limitation could have the effect of delaying, deferring or preventing a transaction or a change in our control that might involve a premium price for our stock or otherwise be in the best interest of our stockholders. All certificates representing shares of stock will bear a legend referring to the restrictions described above.

Automatic Transfer of Stock to Trust. With certain exceptions described below, if any purported transfer of shares would violate any of the restrictions described in the immediately preceding paragraph, then the transfer will be null and void, and those shares will be designated as “excess stock” and transferred automatically to a trust. The transfer to the trust is effective as of the end of the business day next preceding the date of the purported transfer of such shares. The record holder of the shares that are designated as excess stock must deliver those shares to us for registration in the name of the trust. We will act as trustee of the trust. The beneficiary of the trust will be the persons to whom an interest in the excess stock is eventually transferred as provided below.

Any shares of excess stock remain issued and outstanding shares of stock. From and after the purported transfer resulting in excess stock, the record holder shall not be entitled to any dividends or distributions (except upon liquidation) or voting right, except as required by law, but shall be entitled to the right to payment of the purchase price of the shares. Any dividend or distribution paid to a record holder on excess stock shall be repaid to us upon demand. Subject to the ownership limitation, the excess stock may be retransferred by the record holder to any person if the excess stock will not be excess stock in the hands of the person at a price not to exceed:

•	the price paid by the record holder; or

•	if no consideration was paid, fair market value, at which point the excess stock will automatically be exchanged for the equity stock to which the excess stock was attributable.

In addition, the excess stock will be subject to repurchase by us at our election for a period of 90 days after the date of the purported transfer which resulted in such excess stock at a price per share equal to the lesser of (1) the price per share in the transaction that created the excess stock or (2) the fair market value of such shares on the date that we, or our designee, determine to exercise the repurchase right.

Any person who acquires or attempts to acquire shares of common stock or preferred stock which would be null and void under the restrictions described above, or any person who owned common stock or preferred stock that were transferred to a trust, must (1) give us immediate written notice of such event and (2) provide us such other information as requested in order to determine the effect, if any, of such transfer on our status as a REIT.

Business Combinations. The Maryland General Corporation Law prohibits us from entering into “business combinations” and other corporate transactions unless special actions are taken. The business combinations that require these special actions include a merger, consolidation, share exchange, or, in certain circumstances, an asset transfer or issuance of equity securities when the combination is between us and an “interested stockholder” (as defined below). An interested stockholder is:

•	any person who beneficially owns 10% or more of the voting power of our shares; or

•	any of our affiliates which beneficially owned 10% or more of the voting power of our shares within two years prior to the date in question.

We may not engage in a business combination with an interested stockholder or any of its affiliates for five years after the interested stockholder becomes an interested stockholder. We may engage in business combinations with an interested stockholder if at least five years have passed since the person became an interested stockholder, but only if the transaction is:

•	recommended by our Board of Directors; and

•	approved by at least

•	80% of our outstanding shares entitled to vote; and

•	two-thirds of our outstanding shares entitled to vote that are not held by the interested stockholder.

Stockholder approval will not be required if our stockholders receive a minimum price (as defined in the statute) for their shares and our stockholders receive cash or the same form of consideration as the interested stockholder paid for its shares.

This prohibition does not apply to business combinations involving us that are exempted by the Board of Directors before the interested stockholder becomes an interested stockholder. Our articles of incorporation have exempted from this provision any business combination with a member of The Saul Organization.

Control Share Acquisitions. The Maryland General Corporation Law provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights unless two-thirds of the stockholders (excluding shares owned by the acquirer, and by the officers and directors who are employees of the Maryland corporation) approve their voting rights.

“Control Shares” are shares that, if added with all other shares previously acquired, would entitle that person to vote, in electing the directors

•	10% or more but less than one-third of such shares;

•	one-third or more but less than a majority of such shares; or

•	a majority of the outstanding shares.

Control shares do not include shares the acquiring person is entitled to vote with stockholder approval. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions.

If this provision becomes applicable to us, a person who has made or proposes to make a control share acquisition could, under certain circumstances, compel our Board of Directors to call a special meeting of stockholders to consider the voting rights of the control shares. We could also present the question at any stockholders’ meeting on our own.

If this provision becomes applicable to us, subject to certain conditions and limitations, we would be able to redeem any or all control shares. If voting rights for control shares were approved at a stockholders meeting and the acquirer were entitled to vote a majority of the shares entitled to vote, all other stockholders could exercise appraisal rights and exchange their shares for a fair value as defined by statute.

Our articles of incorporation state that the Maryland “control share acquisition” law will not apply to any acquisition of our capital stock by the following persons:

•	members of The Saul Organization;

•	directors, officers and employees of us and the Partnership; and

•	any other persons authorized by the Board of Directors.

Limitation of Liability of Directors and Officers. Our articles of incorporation provide that, to the fullest extent that limitations on the liability of directors and officers are permitted by the Maryland General Corporation Law, no director or officer shall be liable to us or our stockholders for money damages. The Maryland General Corporation Law provides that we may restrict or limit the liability of directors or officers for money damages except

•	to the extent anyone actually received an improper benefit or profit in money property or services; or

•

a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding that the person’s action was material to the cause of action adjudicated and the action or failure to act was the result of bad faith or active and deliberate dishonesty.

Indemnification of Directors and Officers. Our articles and bylaws require us to indemnify to the fullest extent permitted by and under the applicable provisions of Maryland General Corporation Law any person who is or was, or who agrees to become, one of our directors or officers or, while one of our directors, is or was serving or agrees to serve, as a director, officer, partner, joint venturer, employee or trustee of another entity, who, by reason of his or her status or service as such was, or is threatened to be made a party, or otherwise involved in any proceeding. The indemnification extends to all losses suffered and all expenses actually and reasonably incurred in connection with any proceeding. The Maryland General Corporation Law provides that we may indemnify directors and officers unless

•	the director actually received an improper benefit or profit in money, property or services;

•	the act or omission of the director was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; or

•	in a criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful.

Our articles of incorporation and bylaws require, as a condition to advancing expenses, (1) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by us and (2) a written affirmation to repay the amount paid by us if it is determined that the director or officer was not entitled to indemnification.

Our articles of incorporation and bylaws also provide that:

•

we may, but are not required to, provide indemnification, payment or reimbursement of expenses to any of our employees or agents in such capacity or any person who is or was serving at our request as a director, officer, partner, joint venturer, employee, trustee or agent of another corporation or entity;

•

the Board of Directors may authorize management to act on our behalf in matters relating to indemnification, subject to any limitations that may be imposed by the Board of Directors and to the requirements of applicable law;

•

indemnification and payment or reimbursement of advances as may be permitted or required pursuant to our bylaws shall be furnished in accordance with the procedures set forth in the Maryland General Corporation Law; and

•

we may provide such other further indemnification or provision for the payment or advancement of expenses as may be permitted by the Maryland General Corporation Law for directors of Maryland corporations.

Duties of Directors. Under Maryland law, there is a presumption that the act of a director satisfies the required standard of care. An act of a director relating to or affecting an acquisition or a potential acquisition of control is not subject under Maryland law to a higher duty or greater scrutiny than is applied to any other act of a director. This provision does not impose an enhanced level of scrutiny when a board implements anti-takeover measures in a change of control context, and shifts the burden of proof for demonstrating that the defensive mechanism adopted by a board is reasonable in relation to the threat posed to the board.

Number of Directors; Classified Board. The number of directors may be increased or decreased pursuant to the bylaws, provided that the total number of directors may not be less than 3 or more than 15. Under Maryland law and our articles of incorporation, directors, subject to the rights of holders of any shares of preferred stock, are elected in three classes for staggered, three-year terms.

Removal of Directors. Under the articles of incorporation, and subject to the rights of any holders of preferred stock, our stockholders may remove a director only with cause upon the affirmative vote of 75% of the Board of Directors or 75% of the number of shares outstanding and entitled to vote on that matter.

Vacancies on the Board of Directors. The bylaws provide that, subject to the rights of any holders of preferred stock, any vacancy on the Board of Directors, including a vacancy created by an increase in the number of directors, may be filled by vote of a majority of the remaining directors. Each director so elected shall serve for the unexpired term of the director he is replacing.

Meetings of Stockholders. Our bylaws provide for an annual meeting of stockholders, to be held in April, to elect individuals to the Board of Directors for that class of directors then standing for election and transact such other business as may properly be brought before the meeting. Special meetings of stockholders may be called by our Chairman of the Board, President or by a majority of the Board of Directors, and shall be called at the request in writing of the holders of 25% of all votes entitled to be cast at the meeting.

Our bylaws provide that any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting, if all of the shares entitled to vote on the matter consent to the action in writing, the written consents are filed with the records of the meetings of stockholders and each stockholder executed a written waiver of any right to dissent.

Advance Notice for Stockholder Nominations and Stockholder New Business Proposals. Our bylaws require advance written notice for stockholders to nominate a director or bring other business before a meeting of stockholders. For an annual meeting, to nominate a director or bring other business before a meeting of stockholders, a stockholder must deliver notice to our Secretary not later than the close of business on the 60th day nor earlier than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting. If the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary date, however, notice must be timely delivered not earlier than the close of business on the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to the annual meeting or the 10th day following the date on which public announcement is first made of the annual meeting.

For a special meeting, to nominate a director, a stockholder must deliver notice to our Secretary not earlier than the close of business on the 90th day prior to the special meeting and not later than the close of business on the later of the 70th day prior to the special meeting or the 10th day following the date on which public announcement is first made of the special meeting. Nominations for elections to the Board of Directors at a special meeting may be made by stockholders only if the Board of Directors has determined that directors shall be elected at the special meeting.

The postponement or adjournment of an annual or special meeting to a later date or time shall not commence any new time periods for the giving of notice as described above. Our bylaws contain detailed requirements for the contents of stockholder notices of director nominations and new business proposals.

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

The following section summarizes the material federal income tax issues that you may consider relevant relating to our taxation as a REIT under the Code, and the acquisition, ownership, and disposition of our common shares. Because this section is a summary, it does not address all of the tax issues that may be important to you. For example, the discussion of the tax treatment of our shareholders addresses only common shares held as capital assets (generally property held for investment) within the meaning of Section 1221 of the Code. This discussion is based on current law and does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to a prospective shareholder in light of its particular circumstances. In addition, this section does not address the tax issues that may be important to certain types of shareholders that are subject to special treatment under the federal income tax laws, such as financial institutions, brokers, dealers in securities and commodities, insurance companies, former U.S. citizens or long-term residents, regulated investment companies, real estate investment trusts, tax-exempt organizations (except to the extent discussed in “— Taxation of Tax-Exempt U.S. Shareholders” below), controlled foreign corporations, passive foreign investment companies, persons that acquire shares in connection with employment or other performance of personal services, persons subject to the alternative minimum tax, persons that are, or that hold their shares through, partnerships or other pass-through entities, persons whose functional currency is not the U.S. dollar, persons that hold shares as part of a straddle, hedge, conversion, synthetic security or constructive sale transaction for U.S. federal income tax purposes, persons that purchase or sell shares as part of a wash sale for tax purposes, or non-U.S. individuals and foreign corporations (except to the extent discussed in “— Taxation of Non-U.S. Shareholders” below). In addition, this discussion is general in nature and is not exhaustive of all possible tax considerations, nor does it address any aspect of state, local or foreign taxation or any U.S. federal tax other than the income tax and, only to the extent specifically provided herein, certain excise taxes potentially applicable to REITs.

This summary is based on the Code, the regulations of the U.S. Department of Treasury (“Treasury”) promulgated thereunder and judicial and administrative rulings now in effect, all of which are subject to change or differing interpretations, possibly with retroactive effect.

If a partnership, including an entity or arrangement that is treated as a partnership for U.S. federal income tax purposes, is a beneficial owner of our common shares, the treatment of the partnership, and partners in the partnership, will generally depend on the status of the partner and the activities of the partnership. Partnerships holding common shares, and partners in such partnerships, should consult their tax advisors with regard to the U.S. federal income tax treatment of an investment in common shares.

PROSPECTIVE INVESTORS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE SPECIFIC FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES TO THEM OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR COMMON SHARES, OUR ELECTION TO BE TAXED AS A REIT AND THE EFFECT OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

Taxation of the Company

The statements in this section are based on the current federal income tax laws governing our qualification as a REIT. We cannot assure you that new laws, interpretations of laws or court decisions, any of which may take effect retroactively, will not cause any statement in this section to be inaccurate.

We elected to be taxed as a REIT under the federal income tax laws when we filed our 1993 federal tax return. We have operated in a manner intended to qualify as a REIT and we intend to continue to operate in that manner. This section discusses the laws governing the federal income tax treatment of a REIT and its shareholders. These laws are highly technical and complex.

In the opinion of our tax counsel, Pillsbury Winthrop Shaw Pittman LLP, (i) we qualified as a REIT under Sections 856 through 859 of the Code with respect to each of our taxable years ended through December 31, 2012; and (ii) we are organized in conformity with the requirements for qualification as a REIT under the Code and our current method of operation and ownership will enable us to meet the requirements for qualification and taxation as a REIT for the current taxable year and for future taxable years, provided that we have operated and continue to operate in accordance with various assumptions and factual representations made by us concerning our diversity of stock ownership, business, properties and operations. We may not, however, have met or continue to meet such requirements. You should be aware that opinions of counsel are not binding on the Internal Revenue Service (“IRS”) or any court. Our qualification as a REIT depends on our ability to meet, on a continuing basis, certain qualification tests set forth in the federal tax laws. Those qualification tests involve the percentage of income that we earn from specified sources, the percentage of our assets that fall within certain categories, the diversity of the ownership of our shares, and the percentage of our earnings that we distribute. We describe the REIT qualification tests in more detail below. Pillsbury Winthrop Shaw Pittman LLP will not monitor our compliance with the requirements for REIT qualification on an ongoing basis. Accordingly, our actual operating results may not satisfy the qualification tests. Pillsbury Winthrop Shaw Pittman LLP’s opinion does not foreclose the possibility that we may have to use one or more of the REIT savings provisions described below, which would require us to pay an excise or penalty tax (which could be material) in order for us to maintain our REIT qualification. For a discussion of the tax treatment of us and our shareholders if we fail to qualify as a REIT, see “— Requirements for REIT Qualification — Failure to Qualify.”

As a REIT, we generally will not be subject to federal income tax on the taxable income that we distribute to our shareholders. The benefit of that tax treatment is that it avoids the “double taxation” (i.e., at both the corporate and shareholder levels) that generally results from owning shares in a subchapter C corporation. However, we will be subject to federal tax in the following circumstances:

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we will pay federal income tax on taxable income (including net capital gain) that we do not distribute to our shareholders during, or within a specified time period after, the calendar year in which the income is earned;

•	we may be subject to the “alternative minimum tax” on any items of tax preference that we do not distribute or allocate to our shareholders;

•

we will pay income tax at the highest corporate rate on (i) net income from the sale or other disposition of property acquired through foreclosure or after a default on a loan secured by the property or a lease of the property (“foreclosure property”) that we hold primarily for sale to customers in the ordinary course of business and (ii) other non-qualifying income from foreclosure property;

•

we will pay a 100% tax on net income from certain sales or other dispositions of property (other than foreclosure property) that we hold primarily for sale to customers in the ordinary course of business (“prohibited transactions”);

•	our subsidiaries that are C corporations, including our “taxable REIT subsidiaries,” generally will be required to pay federal corporate income tax on their earnings;

•	we will pay a 100% excise tax on transactions with a taxable REIT subsidiary that are not conducted on an arm’s-length basis;

•

if we fail to satisfy the 75% gross income test or the 95% gross income test (as described below under “—Requirements for REIT Qualification — Income Tests”), but nonetheless continue to qualify as a REIT because we meet certain other requirements, we will pay a 100% tax on (i) the gross income attributable to the greater of the amount by which we fail, respectively, the 75% or 95% gross income test, multiplied, in either case, by (ii) a fraction intended to reflect our profitability;

•

if we fail, in more than a de minimis fashion, to satisfy one or more of the asset tests for any quarter of a taxable year, but nonetheless continue to qualify as a REIT because we qualify under certain relief provisions, we may be required to pay a tax of the greater of $50,000 or a tax computed at the highest corporate rate on the amount of net income generated by the assets causing the failure from the date of failure until the assets are disposed of or we otherwise return to compliance with the asset test;

•

if we fail to satisfy one or more of the requirements for REIT qualification (other than the income tests or the asset tests), we nevertheless may avoid termination of our REIT election in such year if the failure is due to reasonable cause and not due to willful neglect, but we would also be required to pay a penalty of $50,000 for each failure to satisfy the REIT qualification requirements;

•

if we fail to distribute during a calendar year at least the sum of (i) 85% of our REIT ordinary income for such year, (ii) 95% of our REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, we will pay a nondeductible 4% excise tax on the excess of such required distribution over (A) the amount we actually distributed, plus (B) retained amounts on which corporate-level tax was paid by us;

•

we may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with the rules relating to the composition of a REIT’s shareholders;

•	we may elect to retain and pay income tax on our net long-term capital gain; or

•

if we acquire any asset from a C corporation (i.e., a corporation generally subject to full corporate-level tax) in a merger or other transaction in which we acquire a “carryover” basis in the asset (i.e., basis determined by reference to the C corporation’s basis in the asset (or another asset)) and no election is made for the transaction to be taxable on a current basis, then if we recognize gain on the sale or disposition of such asset during the 10-year period after we acquire such asset, we will pay tax at the highest regular corporate rate applicable on the lesser of (i) the amount of gain that we recognize at the time of the sale or disposition and (ii) the amount of gain that we would have recognized if we had sold the asset at the time we acquired the asset.

Requirements for REIT Qualification

To qualify as a REIT, we must meet the following requirements:

1.	we are managed by one or more trustees or directors;

2.	our beneficial ownership is evidenced by transferable shares, or by transferable certificates of beneficial interest;

3.	we would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code;

4.	we are neither a financial institution nor an insurance company subject to certain provisions of the Code;

5.	at least 100 persons are beneficial owners of our shares or ownership certificates;

6.	not more than 50% in value of our outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of any taxable year (the “5/50 Rule”);

7.	we elect to be a REIT (or have made such election for a previous taxable year) and satisfy all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status;

8.	we use a calendar year for federal income tax purposes and comply with the record keeping requirements of the Code and the related regulations of the Treasury; and

9.	we meet certain other qualification tests, described below, regarding the nature of our income and assets and the amount of our distributions to shareholders.

We must meet requirements 1 through 4 during our entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. If we comply with all the requirements for ascertaining the ownership of our outstanding shares in a taxable year and have no reason to know that we violated the 5/50 Rule, we will be deemed to have satisfied the 5/50 Rule for such taxable year. For purposes of determining share ownership under the 5/50 Rule, an “individual” generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An “individual,” however, generally does not include a trust that is a qualified employee pension or profit sharing trust under Code Section 401(a), and beneficiaries of such a trust will be treated as holding our shares in proportion to their actuarial interests in the trust for purposes of the 5/50 Rule.

We believe we have issued sufficient shares with sufficient diversity of ownership to satisfy requirements 5 and 6 set forth above. In addition, our articles of incorporation restrict the ownership and transfer of our shares so that we should continue to satisfy requirements 5 and 6. The provisions of our articles of incorporation restricting the ownership and transfer of our shares are described in “Certain Provisions of Maryland Law and our Articles of Incorporation and Bylaws — Restrictions on Ownership and Transfer.”

We currently have one direct corporate subsidiary and may have additional corporate subsidiaries in the future. A corporation that is a “qualified REIT subsidiary” is not treated as a corporation separate from its parent REIT. All assets, liabilities, and items of income, deduction, and credit of a qualified REIT subsidiary are treated as assets, liabilities, and items of income, deduction, and credit of the REIT. A qualified REIT subsidiary is a corporation, all of the capital stock of which is owned by the parent REIT, unless we and the subsidiary have jointly elected to have it treated as a “taxable REIT subsidiary,” in which case it is treated separately from us and will be subject to federal corporate income taxation. Thus, in applying the requirements described herein, any qualified REIT subsidiary of ours will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiary will be treated as our assets, liabilities, and items of income, deduction, and credit. We believe our direct corporate subsidiaries are qualified REIT subsidiaries. Accordingly, our qualified REIT subsidiaries are not subject to federal corporate income taxation, though they may be subject to state and local taxation. We do not currently have any taxable REIT subsidiaries.

An unincorporated domestic entity, such as a partnership or limited liability company, that has a single beneficial owner generally is not treated as an entity separate from its owner for federal income tax purposes. Similar to a qualified REIT subsidiary, all assets, liabilities, and items of income, deduction, and credit of such a disregarded entity are treated as assets, liabilities, and items of income, deduction, and credit of the owner. An unincorporated domestic entity, such as a partnership or a limited liability company, with two or more beneficial owners is generally treated as a partnership for federal income tax purposes. A REIT is treated as owning its proportionate share of the assets of any partnership (which includes any limited liability company treated as a partnership) in which it is a partner and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. Thus, our proportionate share of the assets and items of income of the Partnership and any other partnership (or limited liability company treated as a partnership) in which we have acquired or will acquire an interest, directly or indirectly (a “Subsidiary Partnership”), are treated as our assets and gross income for purposes of applying the various REIT qualification requirements. Our proportionate share is generally determined, for these purposes, based on our percentage interest in partnership equity capital, subject to special rules relating to the 10% asset test described below.

Income Tests. We must satisfy two gross income tests annually to maintain our qualification as a REIT:

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At least 75% of our gross income (excluding gross income from prohibited transactions, cancellation of indebtedness, certain real estate liability hedges, and certain foreign currency hedges entered into, and certain recognized real estate foreign exchange gains) for each taxable year must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgages on real property or qualified temporary investment income (the “75% gross income test”). Qualifying income for purposes of the 75% gross income test includes “rents from real property,” interest on debt secured by mortgages on real property or on interests in real property, gain from the sale of real estate assets, and dividends or other distributions on and gain from the sale of shares in other REITs; and

•

At least 95% of our gross income (excluding gross income from prohibited transactions, cancellation of indebtedness, certain real estate liability hedges, and certain foreign currency hedges entered into, and certain recognized passive foreign exchange gains) for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, dividends, other types of interest, gain from the sale or disposition of stock or securities, or any combination of the foregoing (the “95% gross income test”).

The following paragraphs discuss the specific application of these tests to us.

Rental Income. The Partnership’s primary source of income derives from leasing properties. There are various limitations on whether rent that the Partnership receives from real property that it owns and leases to tenants will qualify as “rents from real property” (which is qualifying income for purposes of the 75% and 95% gross income tests) under the REIT tax rules:

•

If the rent is based, in whole or in part, on the income or profits of any person although, generally, rent may be based on a fixed percentage or percentages of receipts or sales, the rent will not qualify as “rents from real property.” The Partnership has not entered into any lease based in whole or part on the net income of any person and on an ongoing basis will use its best efforts to avoid entering into such arrangements unless, in either instance, we have determined or we determine in our discretion that such arrangements will not jeopardize our status as a REIT;

•

Except in certain limited circumstances involving taxable REIT subsidiaries, if we or someone who owns 10% or more of our shares owns 10% or more of a tenant from whom the Partnership receives rent, the tenant is deemed a “related party tenant,” and the rent paid by the related party tenant will not qualify as “rents from real property.” Our ownership and the ownership of a tenant is determined based on direct, indirect and constructive ownership. The constructive ownership rules generally provide that if 10% or more in value of our shares are owned, directly or indirectly, by or for any person, we are considered as owning the shares owned, directly or indirectly, by or for such person. The applicable attribution rules, however, are highly complex and difficult to apply, and the Partnership may inadvertently enter into leases with tenants who, through application of such rules, will constitute “related party tenants.” In such event, rent paid by the related party tenant will not qualify as “rents from real property,” which may jeopardize our status as a REIT. We believe that the Partnership has not leased property to any related party tenant, except where we have determined in our discretion that the rent received from such related party tenant is not material and will not jeopardize our status as a REIT. On an ongoing basis, we will use our best efforts to ensure the Partnership does not rent any property to a related party tenant (taking into account the applicable constructive ownership rules), unless we determine in our discretion that the rent received from such related party tenant will not jeopardize our status as a REIT;

•

In the case of certain rent from a taxable REIT subsidiary which would, but for this exception, be considered rent from a related party tenant, the space leased to the taxable REIT subsidiary must be part of a property at least 90% of which is rented to persons other than taxable REIT subsidiaries and related party tenants, and the amounts of rent paid to us by the taxable REIT subsidiary must be substantially comparable to the rents paid by such other persons for comparable space. If in the future we have any taxable REIT subsidiaries and the Partnership rents space to such subsidiaries, we will use our best efforts to meet these conditions unless we determine in our discretion that the related party rent received from a taxable REIT subsidiary will not jeopardize our status as a REIT;

•

If the rent attributable to any personal property leased in connection with a lease of property is more than 15% of the total rent received under the lease, all of the rent attributable to the personal property will fail to qualify as “rents from real property.” In general, the Partnership has not leased a significant amount of personal property under its current leases. If any incidental personal property has been leased, we believe that rent under each lease from the personal property has been no more than 15% of total rent from that lease, and on an ongoing basis we will use our best efforts to avoid having the Partnership lease personal property in connection with a future lease except where rent from the personal property is no more than 15% of total rent from that lease, or unless, in either instance, we have determined or we determine in our discretion that the amount of disqualified rent attributable to the personal property will not jeopardize our status as a REIT; and

•

In general, if the Partnership furnishes or renders services to our tenants, other than through a taxable REIT subsidiary or an “independent contractor” who is adequately compensated and from whom it does not derive revenue, the income received from the tenants may not be deemed “rents from real property.” The Partnership may provide services directly, if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered to be provided for the tenant’s convenience. In addition, the Partnership may render directly a de minimis amount of “non-customary” services to the tenants of a property without disqualifying the income as “rents from real property,” as long as income from the services does not exceed 1% of the income from the related property. The Partnership has not provided services to leased properties that have caused rents to be disqualified as rents from real property, and on an ongoing basis in the future, we will use our best efforts to determine in our discretion that any services provided by the Partnership will not cause rents to be disqualified as rents from real property.

Based on, and subject to, the foregoing, we believe that rent from our leases should generally qualify as “rents from real property” for purposes of the 75% and 95% gross income tests, except in amounts that should not jeopardize our status as a REIT. As described above, however, the IRS may assert successfully a contrary position and, therefore, prevent us from qualifying as a REIT.

Interest. For purposes of the gross income tests, the term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of all or some of the amount depends in any way on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “interest” solely by reason of being based on a fixed percentage or percentages of receipts or sales. If a loan contains a provision that entitles us to a percentage of the borrower’s gain upon the sale of the real property securing the loan or a percentage of the appreciation in the property’s value as of a specific date, income attributable to that loan provision will be treated as gain from the sale of the property securing the loan, which generally is qualifying income for purposes of both gross income tests.

We may from time to time hold mortgage debt. Interest on debt secured by a mortgage on real property or on interests in real property, including, for this purpose, discount points, prepayment penalties, loan assumption fees, and late payment charges that are not compensation for services, generally is qualifying income for purposes of the 75% gross income test. However, in the case of acquisition of an existing loan, if the loan is secured by real property and other property and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property securing the loan as of the date we agreed to acquire the loan, then a portion of the interest income from such loan will not be qualifying income for purposes of the 75% gross income test, but will be qualifying income for purposes of the 95% gross income test. The portion of the interest income that will not be qualifying income for purposes of the 75% gross income test will be equal to the portion of the principal amount of the loan that is not secured by real property—that is, the amount by which the loan exceeds the value of the real estate that is security for the loan.

Dividends. Our share of any dividends received from any corporation (including any taxable REIT subsidiary, but excluding any REIT) in which we own an equity interest will qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test. Our share of any dividends received from any other REIT in which we own an equity interest, if any, will be qualifying income for purposes of both gross income tests.

Tax on Income From Property Acquired in Foreclosure. We will be subject to tax at the maximum corporate rate on any income from foreclosure property (other than income that would be qualifying income for purposes of the 75% gross income test), less expenses directly connected to the production of such income. However, gross income from foreclosure property will qualify under the 75% and 95% gross income tests. “Foreclosure property” is any real property (including interests in real property) and any personal property incident to such real property:

•

that is acquired by a REIT at a foreclosure sale, or having otherwise become the owner or in possession of the property by agreement or process of law, after a default (or imminent default) on a lease of such property or on a debt owed to the REIT secured by the property;

•	for which the related loan was acquired by the REIT at a time when default was not imminent or anticipated; and

•	for which the REIT makes a proper election to treat the property as foreclosure property.

A REIT will not be considered to have foreclosed on a property where it takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Generally, property acquired as described above ceases to be foreclosure property on the earlier of:

•	the last day of the third taxable year following the taxable year in which the REIT acquired the property (or longer if an extension is granted by the Secretary of the Treasury);

•

the first day on which a lease is entered into with respect to such property that, by its terms, will give rise to income that does not qualify under the 75% gross income test or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify under the 75% gross income test;

•

the first day on which any construction takes place on such property (other than completion of a building, or any other improvement, where more than 10% of the construction of such building or other improvement was completed before default became imminent); or

•

the first day that is more than 90 days after the day on which such property was acquired by the REIT and the property is used in a trade or business that is conducted by the REIT (other than through an independent contractor from whom the REIT itself does not derive or receive any income).

Tax on Prohibited Transactions. A REIT will incur a 100% tax on net income (taking into account foreign currency gains and losses) derived from any “prohibited transaction.” A “prohibited transaction” generally is a sale or other disposition of property (other than foreclosure property) that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. The prohibited transaction rules do not apply to property held by a taxable REIT subsidiary of a REIT. We believe that none of our assets (including those held by the Partnership and its subsidiaries) are held for sale to customers and that a sale of any such asset would not be in the ordinary course of its business. Whether a REIT holds an asset “primarily for sale to customers in the ordinary course of a trade or business” depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset.

The Code provides a safe harbor that, if met by us (including with respect to properties held by the Partnership), allows us to avoid being treated as engaged in a prohibited transaction. In order to meet the safe harbor, (i) we must have held the property for at least 2 years (and, in the case of property which consists of land or improvements not acquired through foreclosure, we must have held the property for 2 years for the production of rental income), (ii) we must not have made aggregate expenditures includible in the basis of the property during the 2-year period preceding the date of sale that exceed 30% of the net selling price of the property, and (iii) during the taxable year the property is disposed of, we must not have made more than 7 property sales or, alternatively, the aggregate adjusted basis or fair market value of all of the properties sold by us during the taxable year must not exceed 10% of the aggregate adjusted basis or 10% of the fair market value, respectively, of all of our assets as of the beginning of the taxable year. If the 7 sale limitation in (iii) above is not satisfied, substantially all of the marketing and development expenditures with respect to the property must be made through an independent contractor from whom we do not derive or receive any income. We believe we have complied with the terms of the safe-harbor provision and we will attempt to comply with the terms of the safe-harbor in the future, except where we determine in our discretion that a particular transaction will avoid prohibited transaction treatment regardless of the safe harbor. We may fail to comply with the safe-harbor provision and may sell or dispose of property that could be characterized as property held “primarily for sale to customers in the ordinary course of a trade or business.”

Tax and Deduction Limits on Certain Transactions with Taxable REIT Subsidiaries. A REIT will incur a 100% tax on certain transactions between a REIT and a taxable REIT subsidiary to the extent the transactions are not on an arms-length basis. In addition, under certain circumstances the interest paid by a taxable REIT subsidiary to the REIT may not be deductible by the taxable REIT subsidiary.

Hedging Transactions. Except to the extent provided by Treasury regulations, any income we derive from a hedging transaction (which may include entering into interest rate swaps, caps, and floors, options to purchase these items, and futures and forward contracts) which is clearly identified as such as specified in the Code and Treasury regulations, including gain from the sale or disposition of such a transaction, will not constitute gross income for purposes of either the 75% or 95% gross income test, and therefore will be exempt from these tests, but only to the extent that the transaction hedges indebtedness incurred or to be incurred by us to acquire or carry real estate assets or is entered into primarily to manage the risk of foreign currency fluctuations with respect to qualifying income under the 75% or 95% gross income test. Income from any hedging transaction not described above will likely be treated as nonqualifying for both the 75% and 95% gross income test.

Like-Kind Exchanges. We may dispose of properties in transactions intended to qualify as like-kind exchanges under the Code. Such like-kind exchanges are intended to result in the deferral of gain for federal income tax purposes. The failure of any such transaction to qualify as a like-kind exchange could require us to pay federal income tax, possibly including the 100% prohibited transaction tax, depending on the facts and circumstances surrounding the particular transaction.

Relief from Consequences of Failing to Meet Income Tests. If we fail to satisfy one or both of the 75% and 95% gross income tests for any taxable year, we nevertheless may qualify as a REIT for such year if we qualify for relief under certain provisions of the Code. Those relief provisions generally will be available if our failure to meet such tests is due to reasonable cause and not due to willful neglect, and we file a schedule of the sources of our income in accordance with regulations prescribed by the Treasury. We may not qualify for the relief provisions in all circumstances. In addition, as discussed above in “ — Taxation of the Company,” even if the relief provisions apply, we would incur a 100% tax on gross income to the extent we fail the 75% or 95% gross income test (whichever amount is greater), multiplied by a fraction intended to reflect our profitability.

Asset Tests. To maintain our qualification as a REIT, we also must satisfy the following asset tests at the close of each quarter of each taxable year:

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At least 75% of the value of our total assets must consist of cash or cash items (including certain receivables and money market funds), U.S. government securities, “real estate assets,” or qualifying temporary investments (the “75% asset test”).

•	“Real estate assets” include interests in real property, interests in mortgages on real property and stock in other REITs. We believe that our properties qualify as real estate assets.

•

“Interests in real property” include an interest in mortgage loans or land and improvements thereon, such as buildings or other inherently permanent structures (including items that are structural components of such buildings or structures), a leasehold of real property, and an option to acquire real property (or a leasehold of real property).

•

Qualifying temporary investments are investments in stock or debt instruments during the one-year period following our receipt of new capital that we raise through equity or long-term (at least five-year) debt offerings.

•

For investments not included in the 75% asset test, (A) the value of our interest in any one issuer’s securities (which does not include our equity ownership of other REITs, the Partnership, any taxable REIT subsidiary, or any qualified REIT subsidiary) may not exceed 5% of the value of our total assets (the “5% asset test”), (B) we may not own more than 10% of the voting power or value of any one issuer’s outstanding securities (which does not include our equity ownership in other REITs, the Partnership, any taxable REIT subsidiary, or any qualified REIT subsidiary) (the “10% asset test”), (C) the value of our securities in one or more taxable REIT subsidiaries may not exceed 25% of the value of our total assets, and (D) no more than 25% of the value of our total assets may consist of the securities of taxable REIT subsidiaries and our assets that are not qualifying assets for purposes of the 75% asset test. For purposes of the 10% asset test that relates to value, the following are not treated as securities: (i) loans to individuals and estates, (ii) securities issued by REITs, (iii) accrued obligations to pay rent; (iv) certain debt meeting the definition of “straight debt” if neither we nor a taxable REIT subsidiary that we control hold more than 1% of the issuer’s securities that do not qualify as “straight debt,” and (v) debt issued by a partnership if the partnership meets the 75% gross income test with respect to its own gross income. In addition, solely for purposes of the 10% asset test that relates to value, the determination of our interest in the assets of the Partnership or any other partnership in which we own an interest will be based on our proportionate interest in any securities issued by the partnership, excluding for this purpose certain securities described in the Code.

We intend to select future investments so as to comply with the asset tests.

As described above, we may from time to time hold mortgage debt. Mortgage loans will generally qualify as real estate assets for purposes of the 75% asset test to the extent that they are secured by real property. However, if a loan is secured by real property and other property and the highest principal amount of a loan outstanding during a taxable year exceeds the fair market value of the real property securing the loan as of the date we agreed to acquire the loan, then a portion of such loan likely will not be a qualifying real estate asset. Under current law, it is not clear how to determine what portion of such a loan will be treated as a real estate asset. Under recently issued guidance, the IRS has stated that it will not challenge a REIT’s treatment of a loan as being, in part, a real estate asset for purposes of the 75% asset test if the REIT treats the loan as being a qualifying real estate asset in an amount equal to the lesser of (i) the fair market value of the real property securing the loan on the date the REIT acquires the loan or (ii) the fair market value of the loan. However, uncertainties exist regarding the application of this guidance, particularly with respect to the proper treatment under the 75% asset test when the loan subsequently increases in value. Thus, no assurance can be provided that the IRS will not challenge our treatment of such loan as a real estate asset. We intend that any investment in mortgage debt will be undertaken in a manner that will enable us to continue to satisfy the asset and gross income test requirements.

If we fail to satisfy the asset tests at the end of a calendar quarter, we would not lose our REIT status if (i) we satisfied the asset tests at the close of the preceding calendar quarter and (ii) the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets. If we did not satisfy the condition described in clause (ii) of the preceding sentence, we still could avoid disqualification as a REIT by eliminating any discrepancy within 30 days after the close of the calendar quarter in which the discrepancy arose.

Relief from Consequences of Failing to Meet Asset Tests. If we fail to satisfy one or more of the asset tests for any quarter of a taxable year, we nevertheless may qualify as a REIT for such year if we qualify for relief under certain provisions of the Code. Those relief provisions are available for failures of the 5% asset test and the 10% asset test if (i) the failure is due to the ownership of assets that do not exceed the lesser of 1% of our total assets or $10 million, and (ii) the failure is corrected or we otherwise return to compliance with the applicable asset test within 6 months following the quarter in which it was discovered. In addition, should we fail to satisfy any of the asset tests other than failures addressed in the previous sentence, we may nevertheless qualify as a REIT for such year if (i) the failure is due to reasonable cause and not due to willful neglect, (ii) we file a schedule with a description of each asset causing the failure in accordance with regulations prescribed by the Treasury, (iii) the failure is corrected or we otherwise return to compliance with the asset tests within 6 months following the quarter in which the failure was discovered, and (iv) we pay a tax consisting of the greater of $50,000 or a tax computed at the highest corporate rate on the amount of net income generated by the assets causing the failure from the date of failure until the assets are disposed of or we otherwise return to compliance with the asset tests. We may not qualify for the relief provisions in all circumstances.

Distribution Requirements. Each taxable year, we must distribute dividends (other than capital gain dividends and deemed distributions of retained capital gain) to our shareholders in an aggregate amount at least equal to (1) the sum of 90% of (A) our “REIT taxable income” (computed without regard to the dividends paid deduction and our net capital gain) and (B) our net income (after tax), if any, from foreclosure property, minus (2) certain items of non-cash income.

We generally must pay such distributions in the taxable year to which they relate, or in the following taxable year if we (i) declare a dividend in one of the last three months of the calendar year to which the dividend relates which is payable to shareholders of record as determined in one of such months, and pay the distribution during January of the following taxable year, or (ii) declare the distribution before we timely file our federal income tax return for such year and pay the distribution on or before the first regular dividend payment date after such declaration.

We will pay federal income tax at regular corporate rates on taxable income (including net capital gain) that we do not distribute to shareholders. Furthermore, we will incur a 4% nondeductible excise tax if we fail to distribute during a calendar year (or, in the case of distributions with declaration and record dates falling in the last three months of the calendar year, by the end of January following such calendar year) at least the sum of (1) 85% of our REIT ordinary income for such year, (2) 95% of our REIT capital gain income for such year, and (3) any undistributed taxable income from prior periods. The excise tax is on the excess of such required distribution over the amounts we actually distributed. We may elect to retain and pay income tax on the net long-term capital gain we receive in a taxable year. See “— Taxation of Taxable U.S. Shareholders.” For purposes of the 4% excise tax, we will be treated as having distributed any such retained amount. We have made, and we intend to continue to make, timely distributions sufficient to satisfy the annual distribution requirements.

It is possible that, from time to time, we may experience timing differences between (1) the actual receipt of income and actual payment of deductible expenses and (2) the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income. For example, we may not deduct recognized capital losses from our REIT taxable income. Further, it is possible that, from time to time, we may be allocated a share of partnership net capital gain attributable to the sale of depreciated property that exceeds our allocable share of cash attributable to that sale. As a result of the foregoing, we may have less cash than is necessary to distribute taxable income sufficient to avoid corporate income tax and the excise tax imposed on certain undistributed income or even to meet the 90% distribution requirement. In such a situation, we may need to borrow funds, issue preferred shares or additional common shares to raise the cash necessary to make required distributions or, if possible, pay taxable dividends of our stock or debt securities.

We may satisfy the 90% distribution requirement with taxable distributions of our stock or debt securities. The IRS has issued private letter rulings to other REITs treating certain distributions that are paid partly in cash and partly in stock as dividends that would satisfy the REIT annual distribution requirement and qualify for the dividends paid deduction for federal income tax purposes. Those rulings may be relied upon only by taxpayers whom they were issued, but we could request a similar ruling from the IRS. In addition, the IRS previously issued a revenue procedure authorizing publicly traded REITs to make elective cash/stock dividends, but that revenue procedure does not apply to our 2013 and future taxable years. Accordingly, it is unclear whether and to what extent we will be able to make taxable dividends payable in cash and stock. We have no current intention to make a taxable dividend payable in our stock

Under certain circumstances, we may be able to correct a failure to meet the distribution requirement for a year by paying deficiency dividends to our shareholders in a later year. We may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest to the IRS based upon the amount of any deduction we take for deficiency dividends.

Record Keeping Requirements. We must maintain certain records in order to qualify as a REIT. In addition, to avoid a monetary penalty, we must request on an annual basis certain information from our shareholders designed to disclose the actual ownership of our outstanding shares. We have complied, and intend to continue to comply, with such requirements.

Relief from Other Failures of the REIT Qualification Provisions. If we fail to satisfy one or more of the requirements for REIT qualification (other than the income tests or the asset tests), we nevertheless may avoid termination of our REIT election in such year if the failure is due to reasonable cause and not due to willful neglect and we pay a penalty of $50,000 for each failure to satisfy the REIT qualification requirements. We may not qualify for this relief provision in all circumstances.

Failure to Qualify. If we fail to qualify as a REIT in any taxable year, and no relief provision applied, we would be subject to federal income tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. In calculating our taxable income in a year in which we fail to qualify as a REIT, we would not be able to deduct amounts paid out to shareholders and we would not be required to distribute any amounts to shareholders in such year. In such event, to the extent of our current and accumulated earnings and profits, all distributions to shareholders would be taxable as ordinary income. Any such dividends should, however, be “qualified dividend income,” which is taxable at long-term capital gain rates for individual shareholders who satisfy certain holding period requirements. See “— Taxation of Taxable U.S. Shareholders — Current Tax Rates.” Furthermore, subject to certain limitations of the Code, corporate shareholders might be eligible for the dividends received deduction. Unless we qualified for relief under specific statutory provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. We cannot predict whether in all circumstances we would qualify for such statutory relief.

Taxation of Taxable U.S. Shareholders

As used herein, the term “taxable U.S. shareholder” means a taxable beneficial owner of our common shares that for U.S. federal income tax purposes is:

•	a citizen or resident of the United States;

•

a corporation (including an entity treated as a corporation for federal income tax purposes) created or organized in or under the laws of the United States, any of its states or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•

a trust if (A) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (B) it has a valid election in effect to be treated as a U.S. person.

Dividends and Other Taxable U.S. Shareholder Distributions. As long as we qualify as a REIT, a taxable U.S. shareholder must take into account distributions on our common shares out of our current or accumulated earnings and profits (and that we do not designate as capital gain dividends or retained long-term capital gain) as ordinary income. Such distributions will not qualify for the dividends received deduction generally available to corporations. In addition, dividends paid to taxable U.S. shareholders generally will not qualify for the maximum 20% tax rate for “qualified dividend income.”

In determining the extent to which a distribution constitutes a dividend for U.S. federal income tax purposes, our earnings and profits will be allocated first to distributions with respect to our preferred shares and then to distributions with respect to our common shares. If, for any taxable year, we elect to designate as capital gain dividends any portion of the distributions paid for the year to our shareholders, the portion of the amount so designated (not in excess of our net capital gain for the year) that will be allocable to the holders of each class or series of preferred shares will be the amount so designated, multiplied by a fraction, the numerator of which will be the total dividends (within the meaning of the Code) paid to the holders of such class or series of preferred shares for the year and the denominator of which will be the total dividends paid to the holders of all classes of our shares for the year. The remainder of the designated capital gain dividends will be allocable to holders of our common shares.

A taxable U.S. shareholder will recognize distributions that we designate as capital gain dividends as long-term capital gain (to the extent they do not exceed our actual net capital gain for the taxable year) without regard to the period for which the taxable U.S. shareholder has held its shares. See “—Capital Gains and Losses” below. Subject to certain limitations, we will designate whether our capital gain dividends are taxable at the usual capital gains rate or at the higher rate applicable to depreciation recapture. A corporate taxable U.S. shareholder, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income.

We may elect to retain and pay income tax on the net long-term capital gain that we receive in a taxable year. In that case, a taxable U.S. shareholder would be taxed on its proportionate share of our undistributed long-term capital gain. The taxable U.S. shareholder would receive a credit or refund for its proportionate share of the tax we paid. The taxable U.S. shareholder would increase the basis in its shares by the amount of its proportionate share of our undistributed long-term capital gain, minus its share of the tax we paid.

A taxable U.S. shareholder will not incur tax on a distribution to the extent it exceeds our current and accumulated earnings and profits if such distribution does not exceed the adjusted basis of the taxable U.S. shareholder’s common shares. Instead, such distribution in excess of earnings and profits will reduce the adjusted basis of such common shares. To the extent a distribution exceeds both our current and accumulated earnings and profits and the taxable U.S. shareholder’s adjusted basis in its common shares, the taxable U.S. shareholder will recognize long-term capital gain (or short-term capital gain if the shares have been held for one year or less), assuming the shares are a capital asset in the hands of the taxable U.S. shareholder. In addition, if we declare a distribution in October, November, or December of any year that is payable to a taxable U.S. shareholder of record on a specified date in any such month, such distribution shall be treated as both paid by us and received by the taxable U.S. shareholder on December 31 of such year, provided that we actually pay the distribution during January of the following calendar year. We will notify taxable U.S. shareholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute return of capital, ordinary income or capital gain dividends.

Taxation of Taxable U.S. Shareholders on the Disposition of Our Shares. In general, a taxable U.S. shareholder must treat any gain or loss realized upon a taxable disposition of our common shares as long-term capital gain or loss if the taxable U.S. shareholder has held the shares for more than one year and otherwise as short-term capital gain or loss. A taxable U.S. shareholder will generally realize gain or loss in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the taxable U.S. shareholder’s adjusted tax basis. A taxable U.S. shareholder’s adjusted tax basis generally will equal the taxable U.S. shareholder’s acquisition cost, increased by the excess of net capital gains deemed distributed to the taxable U.S. shareholder (discussed above) less tax deemed paid on such gains and reduced by any returns of capital. However, a taxable U.S. shareholder must treat any loss upon a sale or exchange of common shares held by such shareholder for six months or less (after applying certain holding period rules) as a long-term capital loss to the extent of capital gain dividends and other distributions from us that such taxable U.S. shareholder treats as long-term capital gain.

Capital Gains and Losses. A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate on ordinary income significantly exceeds the maximum tax rate on long-term capital gain applicable to non-corporate taxpayers. The maximum tax rate on long-term capital gain from the sale or exchange of “Section 1250 property” (i.e., depreciable real property) is, to the extent that such gain would have been treated as ordinary income if the property were “Section 1245 property,” higher than the maximum long- term capital gain rate otherwise applicable. With respect to distributions that we designate as capital gain dividends and any retained capital gain that is deemed to be distributed, we may designate (subject to certain limits) whether such a distribution is taxable to our non-corporate shareholders at the lower or higher rate. A taxable U.S. shareholder required to include retained long-term capital gains in income will be deemed to have paid, in the taxable year of the inclusion, its proportionate share of the tax paid by us in respect of such undistributed net capital gains. Taxable U.S. shareholders subject to these rules will be allowed a credit or a refund, as the case may be, for the tax deemed to have been paid by such shareholders. Taxable U.S. shareholders will increase their basis in their shares by the difference between the amount of such includible gains and the tax deemed paid by the taxable U.S. shareholder in respect of such gains. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may generally deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates. A corporate taxpayer can deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

Passive Activity and Investment Income Limitations. Distributions from us and gain from the disposition of our common shares will not be treated as passive activity income and, therefore, taxable U.S. shareholders will not be able to apply any passive activity losses against such income. Dividends from us (to the extent they do not constitute a return of capital or capital gain dividends) and, on an elective basis, capital gain dividends and gain from the disposition of common shares generally will be treated as investment income for purposes of the investment income limitation.

Medicare Tax on Unearned Income. For taxable years beginning after December 31, 2012, certain taxable U.S. shareholders who are individuals, estates or trusts are subject to a 3.8% Medicare tax on all or a portion of their “net investment income,” which may include all or a portion of their dividends on our common shares and net gains from the taxable disposition of their shares. Taxable U.S. shareholders that are individuals, estates or trusts should consult their tax advisors regarding the applicability of the Medicare tax to any of their income or gains in respect of our common shares.

Current Tax Rates. The maximum tax rate on the long-term capital gains of domestic non-corporate taxpayers is 20% for taxable years beginning after December 31, 2012. The maximum tax rate on “qualified dividend income” is the same as the capital gains rate, and is substantially lower than the maximum rate on ordinary income. Because, as a REIT, we are not generally subject to tax on the portion of our REIT taxable income or capital gains distributed to our shareholders, our distributions are not generally eligible for the tax rate on qualified dividend income. As a result, our ordinary REIT distributions are taxed at the higher tax rates applicable to ordinary income. However, with respect to non-corporate taxpayers, the maximum 20% rate does generally apply to:

•	a shareholder’s long-term capital gain, if any, recognized on the disposition of our shares;

•	distributions we designate as long-term capital gain dividends (except to the extent attributable to real estate depreciation, in which case the 25% tax rate applies);

•	distributions attributable to dividends we receive from non-REIT corporations (including our taxable REIT subsidiaries); and

•	distributions to the extent attributable to income upon which we have paid corporate tax (for example, the tax we would pay if we distributed less than all of our taxable REIT income).

In general, to qualify for the reduced tax rate on qualified dividend income, a shareholder must hold our shares for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which our shares become ex-dividend.

Information Reporting and Backup Withholding. Taxable U.S. shareholders that are “exempt recipients” (such as corporations) generally will not be subject to U.S. backup withholding and related information reporting on payments of dividends on, and the proceeds from the disposition of, our common shares unless, when required, they fail to demonstrate their status as exempt recipients. In general, we will report to our other shareholders and to the IRS the amount of distributions we pay during each calendar year, and the amount of tax we withhold, if any. Under the backup withholding rules, a shareholder may be subject to backup withholding (currently at the rate of 28%) with respect to dividends unless such holder (1) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (2) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules. A shareholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. In addition, we may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their non-foreign status to us. Backup withholding is not an additional tax and may be credited against a shareholder’s regular U.S. federal income tax liability or refunded by the IRS provided that the shareholder provides the required information to the IRS in a timely manner.

Taxation of Tax-Exempt U.S. Shareholders

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts and annuities (“exempt organizations”), generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income (“UBTI”). While many investments in real estate generate UBTI, the IRS has issued a published ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute UBTI, provided that the exempt employee pension trust does not otherwise use the shares of the REIT in an unrelated trade or business of the pension trust. Based on that ruling, amounts that we distribute to exempt organizations generally should not constitute UBTI. However, if an exempt organization were to finance its acquisition of shares with debt, a portion of the income that they receive from us would constitute UBTI pursuant to the “debt-financed property” rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans that are exempt from taxation under paragraphs (7), (9), (17), and (20), respectively, of Code Section 501(c) are subject to different UBTI rules, which generally will require them to characterize distributions that they receive from us as UBTI unless the organization is able to properly claim a deduction for amounts set aside or placed in reserve for specific purposes so as to offset the income generated by its investment in our shares. Finally, in certain circumstances, a qualified employee pension or profit sharing trust that owns more than 10% of our shares is required to treat a percentage of the dividends that it receives from us as UBTI (the “UBTI Percentage”). The UBTI Percentage is equal to the gross income we derive from an unrelated trade or business (determined as if we were a pension trust) divided by our total gross income for the year in which we pay the dividends. The UBTI rule applies to a pension trust holding more than 10% of our shares only if:

•	the UBTI Percentage is at least 5%;

•

we qualify as a REIT by reason of the modification of the 5/50 Rule that allows the beneficiaries of the pension trust to be treated as holding our shares in proportion to their actuarial interests in the pension trust; and

•

we are a “pension-held REIT” (i.e., either (1) one pension trust owns more than 25% of the value of our shares or (2) a group of pension trusts individually holding more than 10% of the value of our shares collectively owns more than 50% of the value of our shares).

Tax-exempt entities will be subject to the rules described above, under the heading “— Taxation of Taxable U.S. Shareholders” concerning the inclusion of our designated undistributed net capital gains in the income of our shareholders. Thus, such entities will, after satisfying filing requirements, be allowed a credit or refund of the tax deemed paid by such entities in respect of such includible gains.

Taxation of Non-U.S. Shareholders

The rules governing U.S. federal income taxation of non-U.S. shareholders (defined below) are complex. This section is only a summary of such rules. We urge non-U.S. shareholders to consult their tax advisors to determine the impact of the U.S. federal, state, and local income tax laws on ownership of common shares, including any reporting requirements. As used herein, the term “non-U.S. shareholder” means any taxable beneficial owner of our shares (other than a partnership or entity that is treated as a partnership for U.S. federal income tax purposes) that is not a taxable U.S. shareholder or exempt organization.

Ordinary Dividends. A non-U.S. shareholder that receives a distribution that is not attributable to gain from our sale or exchange of “U.S. real property interests” (as defined below) and that we do not designate as a capital gain dividend or retained capital gain will recognize ordinary income to the extent that we pay such distribution out of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply to such distribution unless an applicable tax treaty reduces or eliminates the tax. Under some treaties, however, rates below 30% that are applicable to ordinary income dividends from U.S. corporations may not apply to ordinary income dividends from a REIT or may apply only if the REIT meets certain additional conditions. However, if a distribution is treated as effectively connected with the non-U.S. shareholder’s conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, attributable to a U.S. permanent establishment maintained by the non-U.S. shareholder), the non-U.S. shareholder generally will be subject to federal income tax on the distribution at graduated rates, in the same manner as taxable U.S. shareholders are taxed with respect to such distributions (and also may be subject to the 30% branch profits tax in the case of a non-U.S. shareholder that is a non-U.S. corporation unless the tax is reduced or eliminated by an applicable income tax treaty). We plan to withhold U.S. income tax at the rate of 30% on the gross amount of any such distribution paid to a non-U.S. shareholder unless (i) a lower treaty rate applies and the non-U.S. shareholder timely provides an IRS Form W-8BEN to us evidencing eligibility for that reduced rate, or (ii) the non-U.S. shareholder timely provides an IRS Form W-8ECI to us claiming that the distribution is effectively connected income.

Return of Capital. A non-U.S. shareholder will not incur tax on a distribution to the extent it exceeds our current and accumulated earnings and profits if such distribution does not exceed the adjusted basis of its common shares. Instead, such distribution in excess of earnings and profits will reduce the adjusted basis of such shares. A non-U.S. shareholder will be subject to tax to the extent a distribution exceeds both our current and accumulated earnings and profits and the adjusted basis of its common shares, if the non-U.S. shareholder otherwise would be subject to tax on gain from the sale or disposition of its shares, as described below. Because we generally cannot determine at the time we make a distribution whether or not the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution just as we would withhold on a dividend. However, a non-U.S. shareholder may obtain a refund of amounts that we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.

If we are treated as a “United States real property holding corporation,” we will be required to withhold 10% of any distribution that exceeds our current and accumulated earnings and profits. Consequently, although we intend to withhold at a rate of 30% on the entire amount of any distribution, to the extent we do not do so, we may withhold at a rate of 10% on any portion of a distribution not subject to withholding at a rate of 30%.

Capital Gain Dividends. Provided that a particular class of our shares is “regularly traded” on an established securities market in the United States, and the non-U.S. shareholder does not own more than 5% of the shares of such class at any time during the one-year period preceding the distribution, then amounts distributed with respect to those shares that are designated as capital gains from our sale or exchange of U.S. real property interests (defined below) are treated as ordinary dividends taxable as described above under “— Ordinary Dividends.”

If the foregoing exception does not apply, for example, because the non-U.S. shareholder owns more than 5% of the relevant class of our shares, or because our shares are not regularly traded on an established securities market, the non-U.S. shareholder will incur tax on distributions that are attributable to gain from our sale or exchange of U.S. real property interests under the provisions of the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”). The term “U.S. real property interests” includes certain interests in real property and stock in corporations at least 50% of whose assets consists of interests in real property, but excludes mortgage loans and mortgage-backed securities. Under FIRPTA, a non-U.S. shareholder is taxed on distributions attributable to gain from sales of U.S. real property interests as if such gain were effectively connected with a U.S. business of the non-U.S. shareholder. A non-U.S. shareholder thus would be taxed on such a distribution at the normal capital gain rates applicable to taxable U.S. shareholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual). A corporate non-U.S. shareholder may also be subject to the 30% branch profits tax unless the tax is reduced or eliminated by an applicable income tax treaty. We must withhold 35% of any distribution that we could designate as a capital gain dividend. However, if we make a distribution and later designate it as a capital gain dividend, then (although such distribution may be taxable to a non-U.S. shareholder) it is not subject to withholding under FIRPTA. Instead, we must make-up the 35% FIRPTA withholding from distributions made after the designation, until the amount of distributions withheld at 35% equals the amount of the distribution designated as a capital gain dividend. A non-U.S. shareholder may receive a credit against its FIRPTA tax liability for the amount we withhold.

Distributions to a non-U.S. shareholder that we designate at the time of distribution as capital gain dividends which are not attributable to or treated as attributable to our disposition of a U.S. real property interest generally will not be subject to U.S. federal income taxation, except as described below under “— Sale of Shares.”

Retention of Net Capital Gains. Although the law is not clear on the matter, it appears that amounts we designate as retained capital gains in respect of our shares held by shareholders generally should be treated with respect to non-U.S. shareholders in the same manner as actual distributions by us of capital gain dividends. Under this approach, a non-U.S. shareholder would be able to offset as a credit against its U.S. federal income tax liability resulting from its proportionate share of the tax paid by us on such retained capital gains, and to receive from the IRS a refund to the extent of the non-U.S. shareholder’s proportionate share of such tax paid by us exceeds its actual U.S. federal income tax liability, provided that the non-U.S. shareholder furnishes required information to the IRS on a timely basis. If we were to designate any portion of our net capital gain as retained net capital gain, a non-U.S. shareholder should consult its tax advisor regarding the taxation of such retained net capital gain.

Sale of Shares. A non-U.S. shareholder generally will not incur tax under FIRPTA on gain from the sale of its common shares as long as we are a “domestically controlled REIT.” A “domestically controlled” REIT is a REIT in which at all times during a specified testing period non-U.S. persons held, directly or indirectly, less than 50% in value of our shares. We anticipate that we will continue to be a domestically controlled REIT, but there is no assurance that we will continue to be so. However, even if we are not, or cease to be, a domestically controlled REIT, a non-U.S. shareholder that owns, actually or constructively, 5% or less of a class of our outstanding shares at all times during a specified testing period will not incur tax under FIRPTA on a sale of such shares if such class of shares are “regularly traded” on an established securities market. If neither of these exceptions were to apply, the gain on the sale of the common shares would be taxed under FIRPTA, in which case a non-U.S. shareholder would be required to file a U.S. federal income tax return and would be taxed in generally the same manner as taxable U.S. shareholders with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals), and if the shares sold were not regularly traded on an established securities market or we were not a domestically-controlled REIT, the purchaser of the shares may be required to withhold and remit to the IRS 10% of the purchase price.

A non-U.S. shareholder will incur tax on gain not subject to FIRPTA if (1) the gain is effectively connected with the non-U.S. shareholder’s U.S. trade or business (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment maintained by the non-U.S. shareholder), in which case the non-U.S. shareholder will be subject to the same treatment as taxable U.S. shareholders with respect to such gain, or (2) the non-U.S. shareholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year, in which case the non-U.S. shareholder will incur a 30% tax on his capital gains. Capital gains dividends not subject to FIRPTA will be subject to similar rules. A non-U.S. shareholder that is treated as a corporation for U.S. federal income tax purposes and has effectively connected income (as described in the first point above) may also, under certain circumstances, be subject to an additional branch profits tax, which is generally imposed on a foreign corporation on the deemed repatriation from the United States of effectively connected earnings and profits, at a 30% rate, unless the rate is reduced or eliminated by an applicable income tax treaty.

Wash Sales. In general, special wash sale rules apply if a shareholder owning more than 5% of the common shares avoids a taxable distribution of gain recognized from the sale or exchange of U.S. real property interests by selling our shares before the ex-dividend date of the distribution and then, within a designated period, enters into an option or contract to acquire shares of the same or a substantially identical class of our shares. If a wash sale occurs, then the seller/repurchaser will be treated as having gain recognized from the sale or exchange of U.S. real property interests in the same amount as if the avoided distribution had actually been received. Non-U.S. shareholders should consult their tax advisors on the special wash sale rules that apply to non-U.S. shareholders.

Medicare Tax on Unearned Income for Foreign Estates and Trusts. As discussed in more detail under “—Taxation of Taxable U.S. Shareholders—Medicare Tax on Unearned Income,” a 3.8% Medicare tax will apply, in addition to regular income tax, to certain net investment income. The 3.8% tax generally applies only to taxable U.S. shareholders. However, the IRS has indicated in proposed Treasury regulations that the 3.8% Medicare tax may be applicable to non-U.S. shareholders that are estates or trusts and have one or more U.S. beneficiaries. Non-U.S. shareholders that are estates or trusts should consult their tax advisors about the possible application of the 3.8% Medicare tax.

Information Reporting and Backup Withholding. We must report annually to the IRS and to each non-U.S. shareholder the amount of distributions paid to such holder and the tax withheld with respect to such distributions, regardless of whether withholding was required. Copies of the information returns reporting such distributions and withholding may also be made available to the tax authorities in the country in which the non-U.S. shareholder resides under the provisions of an applicable income tax treaty.

Backup withholding (currently at the rate of 28%) and additional information reporting will generally not apply to distributions to a non-U.S. shareholder provided that the non-U.S. shareholder certifies under penalty of perjury that the shareholder is a non-U.S. shareholder, or otherwise establishes an exemption. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the holder is a U.S. person that is not an exempt recipient. As a general matter, backup withholding and information reporting will not apply to a payment of the proceeds of a sale of common shares effected at a foreign office of a foreign broker. Information reporting (but not backup withholding) will apply, however, to a payment of the proceeds of a sale of common shares by a foreign office of a broker that:

•	is a U.S. person;

•	derives 50% or more of its gross income for a specified three-year period from the conduct of a trade or business in the U.S.;

•	is a “controlled foreign corporation” (generally, a foreign corporation controlled by stockholders that are United States persons) for U.S. tax purposes; or

•

that is a foreign partnership, if at any time during its tax year more than 50% of its income or capital interests are held by U.S. persons or if it is engaged in the conduct of a trade or business in the U.S., unless the broker has documentary evidence in its records that the holder or beneficial owner is a non-U.S. shareholder and certain other conditions are met, or the shareholder otherwise establishes an exemption. Payment of the proceeds of a sale of common shares effected at a U.S. office of a broker is subject to both backup withholding and information reporting unless the shareholder certifies under penalty of perjury that the shareholder is a non-U.S. shareholder, or otherwise establishes an exemption. Backup withholding is not an additional tax, and may be credited against a non-U.S. shareholder’s U.S. federal income tax liability or refunded to the extent excess amounts are withheld, provided that the required information is timely supplied to the IRS.

Reporting and Withholding on Foreign Financial Accounts. For taxable years beginning after December 31, 2013, certain foreign financial institutions and non-financial foreign entities will be subject to a 30% U.S. federal withholding tax on dividends on our common shares unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government (unless alternative procedures apply pursuant to an applicable intergovernmental agreement between the United States and the relevant foreign government) to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) and to withhold on certain payments, and (ii) in the case of a non-financial foreign entity, such entity provides the withholding agent with a certification identifying the direct and indirect U.S. owners of the entity. In addition, if such disclosure requirements are not satisfied, withholding at a 30% rate on gross proceeds from the sale or other disposition of our common shares by such foreign financial institutions and non-financial foreign entities will generally begin after December 31, 2016. Under certain circumstances, a non-U.S. shareholder might be eligible for refunds or credits of such taxes. Prospective investors should consult their tax advisors regarding the possible implications of these withholding provisions on the acquisition, ownership and disposition of our common shares. We will not pay any additional amounts in respect of any amounts withheld.

Tax Aspects of Our Investments in the Partnership and Subsidiary Partnerships

The following discussion summarizes certain federal income tax considerations applicable to our direct or indirect investments in the Partnership and its subsidiaries. The discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

Classification as Partnerships. We are entitled to include in our income our distributive share of the Partnership’s income and to deduct our distributive share of the Partnership’s losses only if the Partnership is classified for federal income tax purposes as a partnership rather than as a corporation or association taxable as a corporation. An organization will be classified as a partnership, rather than as a corporation, for federal income tax purposes if it (1) is treated as a partnership under Treasury regulations, effective January 1, 1997, relating to entity classification (the “check-the-box regulations”) and (2) is not a “publicly traded” partnership.

Under the check-the-box regulations, an unincorporated entity with at least two members may elect to be classified either as an association taxable as a corporation or as a partnership. If such an entity fails to make an election, it generally will be treated as a partnership for federal income tax purposes. We believe that the Partnership and its subsidiaries are classified as partnerships for federal income tax purposes.

A publicly traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market (or the substantial equivalent thereof). While the units will not be traded on an established securities market, they could possibly be deemed to be traded on a secondary market or its equivalent due to the redemption rights enabling the limited partners to dispose of their units. A publicly traded partnership will not, however, be treated as a corporation for any taxable year if 90% or more of the partnership’s gross income for such year consists of certain passive-type income, including (as may be relevant here) real property rents, gains from the sale or other disposition of real property, interest, and dividends (the “90% Passive Income Exception”).

Treasury has issued regulations (the “PTP Regulations”) that provide limited safe harbors from the definition of a publicly traded partnership. Pursuant to one of those safe harbors (the “Private Placement Exclusion”), interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (i) all interests in the partnership were issued in a transaction (or transactions) that was not required to be registered under the Securities Act, and (ii) the partnership does not have more than 100 partners at any time during the partnership’s taxable year. In determining the number of partners in a partnership, a person owning an interest in a flow-through entity (i.e., a partnership, grantor trust, or S corporation) that owns an interest in the partnership is treated as a partner in such partnership only if (i) substantially all of the value of the owner’s interest in the flow-through entity is attributable to the flow-through entity’s interest (direct or indirect) in the partnership and (ii) a principal purpose of the use of the flow-through entity is to permit the partnership to satisfy the 100-partner limitation.

We believe that the Partnership qualified for the Private Placement Exclusion since inception and intends to continue to qualify for the Private Placement Exclusion unless it qualifies for another exception. It is possible that in the future the Partnership might not qualify for the Private Placement Exclusion.

If the Partnership is considered a publicly traded partnership under the PTP Regulations because it is deemed to have more than 100 partners, the Partnership would need to qualify under another safe harbor in the PTP Regulations or for the 90% Passive Income Exception. We believe that the Partnership will qualify for another safe harbor in the PTP Regulations or for the 90% Passive Income Exception. It is possible that in the future the Partnership might not qualify for one of these exceptions.

If, however, for any reason the Partnership were taxable as a corporation, rather than as a partnership, for federal income tax purposes, we would not be able to qualify as a REIT. See “—Requirements for REIT Qualification—Income Tests” and “—Requirements for REIT Qualification—Asset Tests.” In addition, any change in the Partnership’s status for tax purposes might be treated as a taxable event, in which case we might incur tax liability without any related cash distribution. See “—Requirements for REIT Qualification—Distribution Requirements.” Further, items of income and deduction of the Partnership would not pass through to its partners, and its partners would be treated as stockholders for tax purposes. Consequently, the Partnership would be required to pay income tax at corporate tax rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing such Partnership’s taxable income.

Partners, Not the Partnership, Subject to Tax. The partners of the Partnership are subject to taxation. The Partnership itself is not a taxable entity for federal income tax purposes. Rather, we are required to take into account our allocable share of the Partnership’s income, gains, losses, deductions and credits for any taxable year of the Partnership ending during our taxable year, without regard to whether we have received or will receive any distribution from the Partnership.

Partnership Allocations. Although a partnership agreement generally will determine the allocation of income and losses among partners, such allocations will be disregarded for tax purposes if they do not comply with the provisions of Section 704(b) of the Code and the Treasury regulations promulgated thereunder. If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. The Partnership’s allocations of taxable income, gain and loss are intended to comply with the requirements of Section 704(b) of the Code and the Treasury regulations promulgated thereunder.

Tax Allocations With Respect to Contributed Properties. Pursuant to Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (a “Book-Tax Difference”). Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The Partnership was formed by way of contributions of appreciated property and has received contributions of appreciated property since our formation. Consequently, the Partnership’s partnership agreement requires such allocations to be made in a manner consistent with Section 704(c) of the Code.

In general, the partners who contribute property to the Partnership will be allocated depreciation deductions for tax purposes which are lower than such deductions would be if determined on a pro rata basis. In addition, in the event of the disposition of any of the contributed assets (including our properties) which have a Book-Tax Difference, all income attributable to such Book-Tax Difference (to the extent not previously taken into account) will generally be allocated to the contributing partners, including us, and other partners will generally be allocated only their share of capital gains attributable to appreciation, if any, occurring after such contribution. This will tend to eliminate the Book-Tax Difference over the life of the Partnership. However, the special allocation rules of Section 704(c) do not always entirely eliminate the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of the contributed assets in the hands the Partnership will cause us to be allocated lower depreciation and other deductions, and possibly an amount of taxable income in the event of a sale of such contributed assets in excess of the economic or book income allocated to us as a result of such sale.

A Book-Tax Difference may also arise as a result of the revaluation of property owned by the Partnership in connection with certain types of transactions, including in connection with certain non-pro rata contributions or distributions of assets by the Partnership in exchange for interests in the Partnership. In the event of such a revaluation, the partners (including us) who were partners in the Partnership immediately prior to the revaluation will be required to take any Book-Tax Difference created as a result of such revaluation into account in substantially the same manner as under the Section 704(c) rules discussed above. This would result in us being allocated income, gain, loss and deduction for tax purposes in amounts different than the economic or book income allocated to us by the Partnership.

The application of Section 704(c) to the Partnership may cause us to recognize taxable income in excess of cash proceeds, which might adversely affect our ability to comply with the REIT distribution requirements. See “—Requirements for REIT Qualification—Distribution Requirements.” The foregoing principles also apply in determining our earnings and profits for purposes of determining the portion of distributions taxable as dividend income. The application of these rules over time may result in a higher portion of distributions being taxed as dividends than would have occurred had we purchased the contributed or revalued assets at their agreed values.

Treasury has issued regulations requiring partnerships to use a “reasonable method” for allocating items affected by Section 704(c) of the Code and outlining several reasonable allocation methods. The general partner of the Partnership has the discretion to determine which of the methods of accounting for Book-Tax Differences (specifically approved in the Treasury regulations) will be elected with respect to any properties contributed to or revalued by the Partnership. The Partnership generally has elected to use the “traditional method with ceiling rule” for allocating Code Section 704(c) items with respect to the properties that it acquires in exchange for units. The use of this method may result in us being allocated less depreciation, and therefore more taxable income in a given year than would be the case if a different method for eliminating the Book-Tax Difference were chosen. If this occurred, a larger portion of stockholder distributions would be taxable income as opposed to the return of capital that might arise if another method were used. We have not determined which method of accounting for Book-Tax Differences will be elected for properties contributed to or revalued by the Partnership in the future.

Basis in Partnership Interest. Our adjusted tax basis in our partnership interest in the Partnership generally is equal to:

•	the amount of cash and the basis of any other property contributed by us to the Partnership;

•	increased by

•	our allocable share of the Partnership’s income, and

•	our allocable share of debt of the Partnership; and

•	reduced, but not below zero, by

•	our allocable share of the Partnership’s loss,

•	the amount of cash and the basis of any property distributed to us, and

•	constructive distributions resulting from a reduction in our share of debt of the Partnership.

If the allocation of our distributive share of the Partnership’s loss would reduce the adjusted tax basis of our partnership interest in the Partnership below zero, the recognition of such loss will be deferred until such time as the recognition of such loss would not reduce our adjusted tax basis below zero. To the extent that the Partnership’s distributions, or any decrease in our share of the debt of the Partnership (such decrease being considered a constructive cash distribution to the partners), would reduce our adjusted tax basis below zero, such distributions (including such constructive distributions) would constitute taxable income to us. Such distributions and constructive distributions normally will be characterized as capital gain, and, if our interest in the Partnership has been held for longer than the long-term capital gain holding period (currently one year), the distributions and constructive distributions will constitute long-term capital gain.

Sale of the Partnership’s Property. Generally, any gain realized by the Partnership on the sale of property held by the Partnership for more than one year will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. Any gain recognized by the Partnership on the disposition of contributed properties will be allocated first to the partners of the Partnership under Section 704(c) of the Code to the extent of their “built-in gain” on those properties for federal income tax purposes. The partners’ “built-in gain” on the contributed properties sold will equal the excess of the partners’ proportionate share of the book value of those properties over the partners’ tax basis allocable to those properties at the time of the contribution. Any remaining gain recognized by the Partnership on the disposition of the contributed properties, and any gain recognized by the Partnership on the disposition of the other properties, will be allocated among the partners in accordance with their respective percentage interests in the Partnership.

Our share of any gain realized by the Partnership on the sale of any property held by the Partnership as inventory or other property held primarily for sale to customers in the ordinary course of the Partnership’s trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Such prohibited transaction income also may have an adverse effect upon our ability to satisfy the income tests for REIT status. See “—Requirements for REIT Qualification—Income Tests.” We, however, do not presently intend to allow the Partnership to acquire or hold any property that represents inventory or other property held primarily for sale to customers in the ordinary course of our or the Partnership’s trade or business.

Other Tax Considerations

State and Local Taxes. We and/or you may be subject to state and local tax in various states and localities, including those states and localities in which we or you transact business, own property or reside. The state and local tax treatment in such jurisdictions may differ from the federal income tax treatment described above. Consequently, you should consult your tax advisors regarding the effect of state and local tax laws upon an investment in our securities.

PLAN OF DISTRIBUTION

The Shares covered by this prospectus may be offered and sold by the selling stockholders, or by purchasers, transferees, donees, pledgees (including, but not limited to, Wells Fargo Bank, National Association, Citizens Bank of Pennsylvania and Capital One, N.A., as successor by merger to Chevy Chase Bank, F.S.B.) or other successors in interest (all such persons shall be deemed “selling stockholders” for purposes of this section), directly or through brokers, dealers, agents or underwriters who may receive compensation in the form of discounts, commissions or similar selling expenses paid by a selling stockholder or by a purchaser of the Shares on whose behalf such broker-dealer or underwriter may act as agent. Sales and transfers of the Shares may be effected from time to time in one or more transactions, in private or public transactions, on the New York Stock Exchange, in the over-the-counter market, in negotiated transactions or otherwise, at a fixed price or prices that may be changed, at market prices prevailing at the time of sale, at negotiated prices, without consideration or by any other legally available means. Any or all of the Shares may be sold from time to time by means of (a) a block trade, in which a broker or dealer attempts to sell the Shares as agent but may position and resell a portion of the Shares as principal to facilitate the transaction; (b) purchases by a broker, dealer or underwriter as principal and the subsequent sale by such broker, dealer or underwriter for its account pursuant to this prospectus; (c) ordinary brokerage transactions (which may include long or short sales) and transactions in which the broker solicits purchasers; (d) the writing (sale) of put or call options on the Shares; (e) the pledging of the Shares as collateral to secure loans, credit or other financing arrangements and, upon any subsequent foreclosure, the disposition of the Shares by the lender thereunder, directly or through brokers, dealers, agents or underwriters; and (f) any other legally available means.

To the extent required with respect to a particular offer or sale of the Shares, a prospectus supplement or a post-effective amendment will be filed pursuant to the Securities Act, and will accompany this prospectus, to disclose (a) the number of Shares to be sold, (b) the purchase price, (c) the name of any broker, dealer, agent or underwriter effecting the sale or transfer and the amount of any applicable discounts, commissions or similar selling expenses, (d) that a selling stockholder intends to sell, directly or through brokers, dealers, agents or underwriters, more than 500 Shares, and (e) any other relevant information.

The selling stockholders may transfer the Shares by means of gifts, donations and contributions. This prospectus may be used by the recipients of such gifts, donations and contributions to offer and sell the Shares received by them, directly or through brokers, dealers or agents and in private or public transactions; however, if sales pursuant to this prospectus by any such recipient could exceed 500 Shares, then a prospectus supplement would need to be filed pursuant to Rule 424(b)(3) under the Securities Act, to identify the recipient as a selling stockholder and disclose any other relevant information. Such prospectus supplement would be required to be delivered, together with this prospectus, to any purchaser of such Shares.

In connection with distributions of the Shares or otherwise, the selling stockholders may enter into hedging transactions with brokers, dealers or other financial institutions. In connection with such transactions, brokers, dealers or other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with selling stockholders. We have advised the selling stockholders that they may not use Shares registered on this registration statement to cover short sales of our common stock prior to the date on which this registration statement shall have been declared effective by the SEC.

The selling stockholders and any broker-dealers who participate in the distribution of the Shares may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act and any discounts, commissions or similar selling expenses they receive and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. In addition, the selling stockholders have the right to sell the Shares covered by this prospectus through underwriters. As a result, we have informed the selling stockholders that Regulation M, promulgated under the Exchange Act, may apply to sales by the selling stockholders in the market. We and the selling stockholders will agree to indemnify any broker, dealer, agent or underwriter that participates in transactions involving the sale of the Shares against certain liabilities, including liabilities arising under the Securities Act. The aggregate net proceeds to the selling stockholders from the sale of the Shares will be the purchase price of such Shares less any discounts, concessions or commissions.

The selling stockholders are acting independently of us in making decisions with respect to the timing, price, manner and size of each sale. No broker, dealer, agent or underwriter has been engaged by Saul Centers in connection with the distribution of the Shares; however, if the Shares are distributed they may be distributed through brokers, dealers, agents or underwriters. There is no assurance, therefore, that the selling stockholders will sell any or all of the Shares. In connection with the offer and sale of the Shares, we have agreed to make available to the selling stockholders copies of this prospectus and any applicable prospectus supplement and have informed the selling stockholders of the need to deliver copies of this prospectus and any applicable prospectus supplement to purchasers at or prior to the time of any sale of the Shares offered hereby.

The Shares covered by this prospectus may qualify for sale pursuant to Section 4(1) of the Securities Act or Rule 144 promulgated thereunder, and may be sold pursuant to such provisions rather than pursuant to this prospectus.

Saul Centers and the selling stockholders have agreed to customary indemnification obligations with respect to the sale of common stock by use of this prospectus.

LEGAL MATTERS

Certain legal matters will be passed upon for us by Pillsbury Winthrop Shaw Pittman LLP, Washington, D.C.

EXPERTS

The consolidated financial statements of Saul Centers, Inc. appearing in Saul Centers, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2012 (including the schedule appearing therein) and the effectiveness of Saul Centers, Inc.’s internal control over financial reporting as of December 31, 2012 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such consolidated financial statements have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over a website maintained by the SEC that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, the address of which is http://www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the operating rules and procedures for the public reference room. Our common stock is listed on the New York Stock Exchange under the ticker symbol “BFS.” You may inspect our reports, proxy statements and other information at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

We have filed with the SEC a registration statement (of which this prospectus is a part) on Form S-3 under the Securities Act with respect to our securities. This prospectus does not contain all of the information set forth in the registration statement, including the exhibits and schedules thereto, certain parts of which are omitted as permitted by the rules and regulations of the SEC.

The SEC allows us to “incorporate by reference” the information we file with them, which means we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of our prospectus, except for any information superseded by information in this prospectus. We incorporate by reference any filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act (i) after the date of the initial registration statement and prior to effectiveness of the registration statement, and (ii) after effectiveness of the registration statement and until the termination of the offering described in this prospectus. The following documents are specifically incorporated by reference in this prospectus:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, filed with the SEC on March 13, 2013, as amended by Amendment No. 1 on Form 10-K/A, filed with the SEC on March 19, 2013;

•	Our 2013 Definitive Proxy Statement, filed with the SEC on March 27, 2013;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, filed with the SEC on May 3, 2013;

•	Our Current Reports on Form 8-K, filed with the SEC on January 29, 2013, February 1, 2013, February 12, 2013 February 14, 2013 and May 14, 2013; and

•

The description of our common stock contained in our Registration Statement on Form S-11 (File No. 33-4562) filed pursuant to the Securities Act, as incorporated by reference in our Registration Statement on Form 8-A filed pursuant to the Exchange Act, including any amendments or reports filed to update the description.

Copies of these filings are available at no cost on our website, www.saulcenters.com. Amendments to these filings will be posted to our website as soon as reasonably practical after filing with the SEC. In addition, you may request a copy of these filings and any amendments thereto at no cost, by writing or telephoning us. Those copies will not include exhibits to those documents unless the exhibits are specifically incorporated by reference in the documents or unless you specifically request them. You may also request copies of any exhibits to the registration statement. Please direct your request to:

Mr. Scott V. Schneider

Saul Centers, Inc.

7501 Wisconsin Avenue, Suite 1500

Bethesda, Maryland 20814

(301) 986-6200

Our prospectus does not contain all of the information included in the registration statement. We have omitted certain parts of the registration statement in accordance with the rules and regulations of the SEC. For further information, we refer you to the registration statement, including its exhibits and schedules. Statements contained in our prospectus and any accompanying prospectus supplement about the provisions or contents of any contract, agreement or any other document referred to are not necessarily complete. Please refer to the actual exhibit for a more complete description of the matters involved. You may get copies of the exhibits by contacting the person named above.

10,583,819 Previously Registered Shares

4,919,447 Shares

Common Stock

to be offered by certain

selling stockholders

PROSPECTUS

            , 2013

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

Set forth below are the amounts of fees and expenses (other than underwriting discounts and commissions) we will pay in connection with the offering of our securities.

SEC Registration Fee	$30,331

Printing and Mailing Costs	2,500	*

Accounting Fees and Expenses	5,000	*

Fees and Expenses of Transfer Agent	1,000	*

Legal Fees and Expenses	25,000	*

Miscellaneous	5,000	*

Total(1)	$68,831	*

(1)	The selling stockholders will pay this entire amount.
*	Estimate.

Item 15.	Indemnification of Directors and Officers

The registrant’s articles of incorporation and bylaws require the registrant to indemnify to the fullest extent permitted by and under the applicable provisions of Maryland General Corporation Law any person who is or was, or who agrees to become, one of the registrant’s directors or officers or, while one of the registrant’s directors, is or was serving or agrees to serve, as a director, officer, partner, joint venturer, employee or trustee of another entity, who, by reason of his or her status or service as such was, or is threatened to be made a party, or otherwise involved in any proceeding. The indemnification extends to all losses suffered and all expenses actually and reasonably incurred in connection with any proceeding. The Maryland General Corporation Law provides that the registrant may indemnify directors and officers unless (i) the director actually received an improper benefit or profit in money, property or services; (ii) the act or omission of the director was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; or (iii) in a criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful.

The registrant’s articles of incorporation and bylaws require, as a condition to advancing expenses, (i) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the registrant and (ii) a written affirmation to repay the amount paid by the registrant if it is determined that the director or officer was not entitled to indemnification.

The registrant’s officers and directors are also indemnified pursuant to the partnership agreement of Saul Holdings Limited Partnership. The registrant has also purchased an insurance policy which purports to insure the registrant’s officers and directors against certain liabilities incurred by them in the discharge of their functions as such officers and directors, except for liabilities resulting from their own malfeasance.

Item 16.	Exhibits

The following exhibits, as noted, are filed herewith, previously have been filed, or will be filed by amendment.

Exhibit No.	Description

4.1	First Amended and Restated Articles of Incorporation of Saul Centers, Inc. filed with the Maryland Department of Assessments and Taxation on August 23, 1994 and filed as Exhibit 3.(a) of the 1993 Annual Report of the Company on Form 10-K are hereby incorporated by reference. Articles of Amendment to the First Amended and Restated Articles of Incorporation of Saul Centers, Inc., filed with the Maryland Department of Assessments and Taxation on May 28, 2004 and filed as Exhibit 3.(a) of the June 30, 2004 Quarterly Report of the Company is hereby incorporated by reference. Articles of Amendment to the First Amended and Restated Articles of Incorporation of Saul Centers, Inc., filed with the Maryland Department of Assessments and Taxation on May 26, 2006 and filed as Exhibit 3.(a) of the Company’s Current Report on Form 8-K filed May 30, 2006 is hereby incorporated by reference. Articles of Amendment to the First Amended and Restated Articles of Incorporation of Saul Centers, Inc., filed with the Maryland Department of Assessments and Taxation on May 14, 2013 and filed as Exhibit 3.(a) of the Company’s Current Report on Form 8-K filed May 14, 2013 is hereby incorporated by reference.

4.2	Amended and Restated Bylaws of Saul Centers, Inc. as in effect at and after August 24, 1993 and as of August 26, 1993 and filed as Exhibit 3.(b) of the 1993 Annual Report of the Company on Form 10-K are hereby incorporated by reference. Amendment No. 1 to Amended and Restated Bylaws of Saul Centers, Inc. adopted November 29, 2007 and filed as Exhibit 3(b) of the Company’s Current Report on Form 8-K filed December 3, 2007 is hereby incorporated by reference.

4.3	First Amended and Restated Agreement of Limited Partnership of Saul Holdings Limited Partnership filed as Exhibit No. 10.1 to Registration Statement No. 33-64562 is hereby incorporated by reference. The First Amendment to the First Amended and Restated Agreement of Limited Partnership of Saul Holdings Limited Partnership, the Second Amendment to the First Amended and Restated Agreement of Limited Partnership of Saul Holdings Limited Partnership, and the Third Amendment to the First Amended and Restated Agreement of Limited Partnership of Saul Holdings Limited Partnership filed as Exhibit 10.(a) of the 1995 Annual Report of the Company on Form 10-K is hereby incorporated by reference. The Fourth Amendment to the First Amended and Restated Agreement of Limited Partnership of Saul Holdings Limited Partnership filed as Exhibit 10.(a) of the March 31, 1997 Quarterly Report of the Company is hereby incorporated by reference. The Fifth Amendment to the First Amended and Restated Agreement of Limited Partnership of Saul Holdings Limited Partnership filed as Exhibit 4.(c) to Registration Statement No. 333-41436, is hereby incorporated by reference. The Sixth

Amendment to the First Amended and Restated Agreement of Limited Partnership of Saul Holdings Limited Partnership filed as Exhibit 10.(a) of the September 30, 2003 Quarterly Report of the Company on Form 10-Q is hereby incorporated by reference. The Seventh Amendment to the First Amended and Restated Agreement of Limited Partnership of Saul Holdings Limited Partnership filed as Exhibit 10.(a) of the December 31, 2003 Annual Report of the Company on Form 10-K is hereby incorporated by reference. The Eighth Amendment to the First Amended and Restated Agreement of Limited Partnership of Saul Holdings Limited Partnership filed as Exhibit 10.(a) of the December 31, 2007 Annual Report of the Company on Form 10-K is hereby incorporated by reference. The Ninth Amendment to the First Amended and Restated Agreement of Limited Partnership of Saul Holdings Limited Partnership filed as Exhibit 10.(a) of the March 31, 2008 Quarterly Report of the Company on Form 10-Q is hereby incorporated by reference. The Tenth Amendment to the First Amended and Restated Agreement of Limited Partnership of Saul Holdings Limited Partnership filed as Exhibit 10.(a) of the March 31, 2008 Quarterly Report of the Company on Form 10-Q is hereby incorporated by reference. The Eleventh Amendment to the First Amended and Restated Agreement of Limited Partnership of Saul Holdings Limited Partnership filed as Exhibit 10 (a) of the September 30, 2011 Quarterly Report of the Company on Form 10-Q is hereby incorporated by reference. The Twelfth Amendment to the First Amended and Restated Agreement of Limited Partnership of Saul Holdings Limited Partnership filed as Exhibit 10.1 of the Current Report of the Company on Form 8-K dated February 12, 2013 is hereby incorporated by reference.

5.1*	Opinion of Pillsbury Winthrop Shaw Pittman LLP regarding the legality of the securities being registered

8.1*	Opinion of Pillsbury Winthrop Shaw Pittman LLP regarding certain federal income tax matters

23.1*	Consent of Ernst & Young LLP

23.2*	Consent of Pillsbury Winthrop Shaw Pittman LLP (included in Exhibits 5.1 and 8.1)

24.1*	Power of Attorney (included on the signature page hereto)

*	Previously filed.

Item 17.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the undersigned registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933, as amended, to any purchaser:

(i) each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933, as amended, shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than for the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Montgomery, State of Maryland, on June 6, 2013.

SAUL CENTERS, INC.

By:	/s/ B. Francis Saul II
B. Francis Saul II
Chairman of the Board and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated.

SIGNATURE	TITLE	DATE

/s/ B. Francis Saul II B. Francis Saul II	Chairman of the Board and Chief Executive Officer (principal executive officer)	June 6, 2013

/s/ Thomas H. McCormick Thomas H. McCormick	President and Director	June 6, 2013

/s/ Scott V. Schneider* Scott V. Schneider	Senior Vice President, Chief Financial Officer, Treasurer and Secretary (principal financial officer)	June 6, 2013

/s/ Joel A. Friedman* Joel A. Friedman	Senior Vice President and Chief Accounting Officer (principal accounting officer)	June 6, 2013

/s/ Philip D. Caraci* Philip D. Caraci	Vice Chairman	June 6, 2013

/s/ John E. Chapoton* John E. Chapoton	Director	June 6, 2013

/s/ G. Patrick Clancy, Jr.* G. Patrick Clancy, Jr.	Director	June 6, 2013

/s/ Gilbert M. Grosvenor* Gilbert M. Grosvenor	Director	June 6, 2013

/s/ Philip C. Jackson, Jr.* Philip C. Jackson, Jr.	Director	June 6, 2013

/s/ Paul X. Kelley* General Paul X. Kelley USMC (Ret.)	Director	June 6, 2013

/s/ Charles R. Longsworth* Charles R. Longsworth	Director	June 6, 2013

/s/ Patrick F. Noonan* Patrick F. Noonan	Director	June 6, 2013

/s/ H. Gregory Platts* H. Gregory Platts	Director	June 6, 2013

/s/ Mark Sullivan III* Mark Sullivan III	Director	June 6, 2013

/s/ James W. Symington* James W. Symington	Director	June 6, 2013

/s/ John R. Whitmore* John R. Whitmore	Director	June 6, 2013

*By:	/s/ Thomas H. McCormick
Thomas H. McCormick
Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description

4.1	First Amended and Restated Articles of Incorporation of Saul Centers, Inc. filed with the Maryland Department of Assessments and Taxation on August 23, 1994 and filed as Exhibit 3.(a) of the 1993 Annual Report of the Company on Form 10-K are hereby incorporated by reference. Articles of Amendment to the First Amended and Restated Articles of Incorporation of Saul Centers, Inc., filed with the Maryland Department of Assessments and Taxation on May 28, 2004 and filed as Exhibit 3.(a) of the June 30, 2004 Quarterly Report of the Company is hereby incorporated by reference. Articles of Amendment to the First Amended and Restated Articles of Incorporation of Saul Centers, Inc., filed with the Maryland Department of Assessments and Taxation on May 26, 2006 and filed as Exhibit 3.(a) of the Company’s Current Report on Form 8-K filed May 30, 2006 is hereby incorporated by reference. Articles of Amendment to the First Amended and Restated Articles of Incorporation of Saul Centers, Inc., filed with the Maryland Department of Assessments and Taxation on May 14, 2013 and filed as Exhibit 3.(a) of the Company’s Current Report on Form 8-K filed May 14, 2013 is hereby incorporated by reference.

4.2	Amended and Restated Bylaws of Saul Centers, Inc. as in effect at and after August 24, 1993 and as of August 26, 1993 and filed as Exhibit 3.(b) of the 1993 Annual Report of the Company on Form 10-K are hereby incorporated by reference. Amendment No. 1 to Amended and Restated Bylaws of Saul Centers, Inc. adopted November 29, 2007 and filed as Exhibit 3(b) of the Company’s Current Report on Form 8-K filed December 3, 2007 is hereby incorporated by reference.

4.3	First Amended and Restated Agreement of Limited Partnership of Saul Holdings Limited Partnership filed as Exhibit No. 10.1 to Registration Statement No. 33-64562 is hereby incorporated by reference. The First Amendment to the First Amended and Restated Agreement of Limited Partnership of Saul Holdings Limited Partnership, the Second Amendment to the First Amended and Restated Agreement of Limited Partnership of Saul Holdings Limited Partnership, and the Third Amendment to the First Amended and Restated Agreement of Limited Partnership of Saul Holdings Limited Partnership filed as Exhibit 10.(a) of the 1995 Annual Report of the Company on Form 10-K is hereby incorporated by reference. The Fourth Amendment to the First Amended and Restated Agreement of Limited Partnership of Saul Holdings Limited Partnership filed as Exhibit 10.(a) of the March 31, 1997 Quarterly Report of the Company is hereby incorporated by reference. The Fifth Amendment to the First Amended and Restated Agreement of Limited Partnership of Saul Holdings Limited Partnership filed as Exhibit 4.(c) to Registration Statement No. 333-41436, is hereby incorporated by reference. The Sixth Amendment to the First Amended and Restated Agreement of Limited Partnership of Saul Holdings Limited Partnership filed as Exhibit 10.(a) of the September 30, 2003 Quarterly Report of the Company on Form 10-Q is hereby incorporated by reference. The Seventh Amendment to the First Amended and Restated Agreement of Limited Partnership of Saul Holdings Limited Partnership filed as Exhibit 10.(a) of the December 31, 2003 Annual Report of the Company on Form 10-K is hereby incorporated by reference. The Eighth Amendment to the First Amended and Restated Agreement of Limited Partnership of Saul Holdings Limited Partnership filed as Exhibit 10.(a) of the December 31, 2007 Annual Report of the Company on Form 10-K is hereby incorporated by reference. The Ninth Amendment to the First Amended and Restated Agreement of Limited Partnership of Saul Holdings Limited Partnership filed as Exhibit 10.(a) of the March 31, 2008 Quarterly Report of the Company on Form 10-Q is hereby incorporated by reference. The Tenth Amendment to the First Amended and Restated Agreement of Limited Partnership of Saul Holdings Limited Partnership filed as Exhibit 10.(a) of the March 31, 2008 Quarterly Report of the Company on Form 10-Q is hereby incorporated by reference. The Eleventh Amendment to the First Amended and Restated Agreement of Limited Partnership of Saul Holdings Limited Partnership filed as Exhibit 10 (a) of the September 30, 2011 Quarterly Report of the Company on Form 10-Q is hereby incorporated by reference. The Twelfth Amendment to the First Amended and Restated Agreement of Limited Partnership of Saul Holdings Limited Partnership filed as Exhibit 10.1 of the Current Report of the Company on Form 8-K dated February 12, 2013 is hereby incorporated by reference.

5.1*	Opinion of Pillsbury Winthrop Shaw Pittman LLP regarding the legality of the securities being registered

8.1*	Opinion of Pillsbury Winthrop Shaw Pittman LLP regarding certain federal income tax matters

23.1*	Consent of Ernst & Young LLP

23.2*	Consent of Pillsbury Winthrop Shaw Pittman LLP (included in Exhibits 5.1 and 8.1)

24.1*	Power of Attorney (included on the signature page hereto)

*	Previously filed.